Exhibit 10.33

7961 Shaffer Parkway • Suite 5 • Littleton, CO USA 80127	Telephone: (720) 981-1185 • Facsimile: (720) 981-1186

December 19 2007

Grandcru Resources Corporation

Suite 1780 - 400 Burrard Street
Vancouver, BC
Canada V6C 3A6

Attention:  Brian Leeners

Dear Sirs:

Re:                             Guadalupe Claim Group, Municipality of Cosala, State of Sinaloa, Mexico

The purpose of this letter is to set out the terms and conditions upon which Grandcru Resources Corporation (“Grandcru”) would agree to sell, and Vista Gold Corp. (“Vista”) or its Mexican subsidiary, Minera Paredones Amarillos, S.A. de C.V. (“MPA”) would agree to purchase, Grandcru’s title to and interests in the Guadalupe Claim Group as more particularly described in (a) the option agreement dated February 24, 2004 among Klaus Genssler, Genssler Investment Partnership, LLP, Douglas D. Foote and Synergex Group Limited Partnership (collectively, the “San Miguel Group”) and Minera GRC, S.A. de C.V., a copy of which is attached hereto as Schedule “A” (the “San Miguel Agreement” and such properties, the “San Miguel Concessions”), and (b) the agreement dated October 29, 2004 among Wheaton River Minerals Ltd. (since assigned to Goldcorp Inc.), Luismin, S.A. de C.V. and Minas de San Luis, S.A. de C.V. (since assigned to Desarrollos Mineros San Luis, S.A. de C.V.), a copy of which is attached hereto as Schedule “B” (such agreement, the “Goldcorp/Luismin Agreement” and together with the San Miguel Agreement, the “Underlying Agreements”, and such properties, the “Goldcorp/Luismin Concessions” and together with the San Miguel Concessions, the “Property”).

Effective as of the date this letter is agreed and accepted by Grandcru (the “Effective Date”), this letter is intended to and does create binding and enforceable legal agreements and obligations between Grandcru and Vista with respect to the matters addressed herein, and the obligations of Grandcru and Vista to conclude the transactions contemplated by this letter are subject only to the conditions outlined in sections 3 and 7 below.

In consideration of the mutual covenants and agreements contained in this agreement, our agreement is as follows:

1.                                     Purchase Terms

Subject to the terms and conditions contained in this agreement, Grandcru and Vista hereby agree that at the closing Grandcru shall sell, assign and transfer to Vista, through its Mexican subsidiary, MPA, and Vista shall purchase, all of Grandcru’s title to and interests in the Property.  The purchase price for Grandcru’s interest in the Property shall be comprised of (a) cash payments totalling US$500,000, less the amount of any taxes due with respect to the Property as of August 31, 2007, as set out in Schedule “C” and (b) the issuance of common shares in the capital of Vista (the “Common Shares”) to Grandcru or to the direction of Grandcru, with an aggregate “market price” (as such term is defined in the TSX Company Manual) of US$1,000,000 determined as of the Effective Date, such payments to be made and such shares to be issued in accordance with the following:

Payments and Shares to be Issued to Grandcru or to the Direction of Grandcru:

Date	Amount of Payment			US$in Common Shares
On closing	US$	425,000	(1)	US$	1,000,000

Payments to San Miguel Group pursuant to Purchase and Termination Agreement:

Date	Amount of Payment
On closing	US$	75,000	—
Totals	US$	500,000	US$	1,000,000

(1)  Less the amount of any taxes due with respect to the Property as of August 31, 2007, as set out in Schedule “C”.

Grandcru acknowledges and agrees that the Common Shares will be “restricted securities” under United States securities laws and may not be sold, unless registered under the United States Securities Act of 1933, as amended (the “Securities Act”) or exempt from such registration, and will also be subject to a four month hold period under Canadian securities laws.  Vista agrees to use commercially reasonable efforts to have a registration statement with respect to the Common Shares filed with and declared effective by the United States Securities and Exchange Commission within six months of the date of the closing, provided that Vista will in no way be liable or responsible to Grandcu or any other party if notwithstanding such efforts such declaration does not occur within the foregoing time period or at all.

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2.                                      Closing

The closing of the transactions contemplated by this agreement will occur on January 8, 2008 or such other date as may be mutually agreed by Vista and Grandcru.  Each of the parties agrees to execute and deliver all such further documents and take all such further steps, as may be necessary or advisable to complete the transactions contemplated by this agreement and to otherwise give effect to the agreements described herein.

3.                                     Conditions to Closing

The obligations of the parties to conclude the transactions contemplated by this agreement are subject to the following conditions:

(a)                               The execution and ratification before a Mexican Notary Public of a Contract of Assignment of Rights whereby Minera Reina Isabel, S.A. de C.V. (as the registered owner in Mexico of the San Miguel Concessions) transfers and conveys to MPA title to, interests in and all of the rights deriving from the San Miguel Concessions, unless otherwise agreed to by Vista, such contract to be in the form attached hereto as Schedule “D”.

(b)                              The execution of an agreement whereby the San Miguel Agreement is terminated and the San Miguel Group transfers all of its title to, interests in and all of the rights deriving from the San Miguel Concessions to Vista or to MPA, unless otherwise agreed by Vista, such agreement to be in the form attached hereto as Schedule “E”.

(c)                               The execution and ratification before a Mexican Notary Public of a Contract of Assignment of Rights whereby Desarrollos Mineros San Luis, S.A. de C.V. (“DMSL”) (as the registered owner in Mexico of the Goldcorp/Luismin Concessions) transfers and conveys to MPA title to, interests in and all of the rights deriving from the Goldcorp/Luismin Concessions, unless otherwise agreed to by Vista, such contract to be in the form attached hereto as Schedule “F”.

(d)                              The execution of an agreement whereby the Goldcorp/Luismin Agreement is terminated and DMSL transfers all of its title to, interest in and all of the rights deriving from the Goldcorp/Luismin Concessions to Vista or to MPA, unless otherwise agreed to by Vista, such documentation to be in the form attached hereto as Schedule “G”.

(e)                               The receipt by Vista of a representation and warranty from Grandcru and the San Miguel Group to Vista and to MPA that the San Miguel Concessions are free and clear from the net smelter return royalty agreed to on October 25, 1996 in favor of Compañía Minera Mariposa, S.A. de C.V. (the “NSR Royalty”) together with an agreement that Minera Reina Isabel, S.A. de C.V., Grandcru and the San Miguel Group will hold Vista and MPA free and harmless from any and all claims

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that could be initiated against Vista, MPA and their successors and assigns, by any party that may claim to be holder of the NSR Royalty and to indemnify, Vista, MPA and their affiliates, successors and assigns, and their directors, officers, employees, agents and attorneys from and against all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of any claim in any way related or connected to the NSR Royalty.

(f)                                 Receipt by Vista of confirmation satisfactory to Vista in its sole discretion that Grandcru has paid all interest owing to the San Miguel Group with any other amounts owing to the San Miguel Group in relation to the San Miguel Concessions.

(g)                              Receipt by Vista of confirmation satisfactory to Vista in its sole discretion that the San Miguel Group has paid all taxes owing to Grandcru with any other amounts owing to Grandcru in relation to the San Miguel Concessions.

(h)                              The receipt by Grandcru and Vista of all necessary regulatory, governmental, shareholder or other approvals (including in the case of Grandcru by the TSX Venture Exchange and in the case of Vista by the Toronto Stock Exchange and the American Stock Exchange) with respect to the transactions contemplated by this agreement.

(i)                                  The approval of this agreement and the transactions contemplated by this agreement by the Board of Directors of each of Grandcru and Vista.

(j)                                  Grandcru providing Vista with evidence satisfactory to Vista of Grandcru’s title to and interests in the Property and Grandcru’s right to transfer said title and interests to Vista, the results of which shall be satisfactory to Vista, in its sole discretion.

(k)                               The execution by Grandcru and Vista of an indemnity agreement, in a form acceptable to Vista in its sole discretion, under which Grandcru agrees to fully indemnify and hold Vista harmless from any and all obligations and liabilities of Grandcru under or pursuant to the Underlying Agreements or with respect to the Property arising or existing prior to the closing of the transactions contemplated by this agreement.

4.                                      Representations

(a)                                 Grandcru represents and warrants to Vista that it has good and marketable title to the Property, free and clear of all encumbrances other than those reflected in the Underlying Agreements or otherwise disclosed to Vista in writing, and has the legal right and authority to sell to Vista all of its interest in the Property.

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(b)                                Grandcru represents and warrants to Vista that, except as disclosed to Vista in writing, all royalties and other payments and taxes related to the Property, the Underlying Agreements and otherwise to Grandcru’s interest in the Property, have been timely and properly paid in full, and that there are no accrued and unpaid amounts in respect of any such payments.

(c)                                 The parties each represent and warrant to the other party that it has due and sufficient right and authority to enter into this agreement on the terms and conditions herein set forth, and that this agreement constitutes a valid and binding obligation of each such party, enforceable in accordance with its terms.

5.                                      Right of First Refusal

Vista hereby acknowledges and agrees that the transfer of Grandcru’s interest in the Property as contemplated herein is subject to the rights of first refusal held by Goldcorp/Luismin pursuant to section 16 of the Goldcorp/Luismin Agreement.

6.                                      Access to and Return of Information

Immediately following execution and delivery of this agreement by both parties, Grandcru agrees to provide Vista, or its representatives, access to the books, records, financial statements, and other records and information relating to the Property and Grandcru’s title to and interests therein, and all other information about the Property and Grandcru’s title to and interests therein reasonably requested by Vista, to enable Vista to complete its due diligence investigations with respect to Grandcru’s title to and interests in the Property.  Vista agrees that it will use such information only for the purpose of enabling it to determine if it wishes to complete the transactions contemplated by this agreement.

If the transactions contemplated by this agreement are not completed, Vista agrees that it will promptly return or provide to Grandcru any information obtained by it in connection with its due diligence investigations (including any information provided to Vista by Grandcru in accordance with this section).  This section shall survive any termination of this agreement.

7.                                      Due Diligence Investigations

Vista shall be under no obligation to continue with its due diligence investigations or to consummate the transactions contemplated by this agreement if, at any time, the results of its due diligence investigation are not satisfactory to Vista for any reason in its sole discretion.

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8.                                      No Default

Grandcru hereby represents to Vista as of the Effective Date and as of the date of closing, except as otherwise disclosed in writing to Vista, that to the best of the knowledge of Grandcru, it is not in default of either of the Underlying Agreements and that there exists no condition which, upon notice, or passage of time, or both, would constitute a default by Grandcru under either of the Underlying Agreements.

9.                                      Non-Disclosure and Confidentiality

Each party agrees that it will not, without the prior written consent of the other party, disclose publicly or to any third party the terms and conditions of this agreement or the subsequent negotiations between the parties, except as required by law.  In particular, each party agrees to provide the other with reasonable opportunity to review any proposed public disclosure with respect to this agreement or the transactions contemplated thereby.  In addition, each party acknowledges that as part of the transactions contemplated by this agreement, it may come into possession of material non-public information regarding the other party.  Each party agrees to keep such information strictly confidential and to use such information only for purposes of the transactions contemplated in this agreement.  For greater certainty, nothing in this section shall prevent a party from disclosing confidential information about the other party to its own directors, officers, employees or advisors who need to know such information in order to assist such party in completing the transactions contemplated in this agreement.  This section shall survive any termination of this agreement.

10.                 Costs and Fees

Both Grandcru and Vista shall be responsible for payment of their own expenses, including legal and accounting fees, in connection with the execution of this agreement and the transactions contemplated hereby, whether or not such transactions are completed.

11.                 Legal Jurisdiction

This letter shall be governed by and construed under the laws applicable in the Province of British Columbia, Canada.

12.                 Time of the Essence

Time shall be of the essence of this agreement.

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If the terms of this agreement are acceptable, please sign where indicated below and return an executed copy to the writer’s attention.

Yours truly,

VISTA GOLD CORP.

Per:	/s/ Howard M. Harlan
Howard Harlan, Vice President, Business Development

GRANDCRU RESOURCES CORPORATION hereby accepts and agrees to the above terms and conditions this 19th day of December, 2007

Per:	/s/ Brian Leeners
Brian Leeners, Chief Financial Officer

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Schedule “A”

SAN MIGUEL AGREEMENT

[see attached]

A-1

OPTION AGREEMENT

THIS AGREEMENT dated for reference the 24th day of February 2004

BETWEEN:

KLAUS GENSSLER, businessman of 26 Farnham Park Drive, Houston, Texas, USA, 77024, GENSSLER INVESTMENT PARTNERSHIP, LLP, a Florida Limited Liability Partnership, having an office at 2602 Juniper Court, Palm City, Florida, USA, 34990, DOUGLAS D. FOOTE, businessman of 8087 Lee Court, Arvada, Colorado, USA, 80005 and SYNERGEX GROUP LIMITED PARTNERSHIP, a Delaware Limited Partnership, having an office at 60 Bonner Street, Stamford, Connecticut, USA. 06902

(hereinafter collectively referred to as the “Optionor”)

OF THE FIRST PART

AND

MINERA GRC, S.A. de C.V., a body corporate duly incorporated under the laws of the Republic of Mexico and having an office at Suite 1780 – 400 Burrard Street, Vancouver, B.C., V6C 3A6

(hereinafter referred to as the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.                                   The Optionor now is or has the right to become the beneficial owners of 11 mining concessions over the lots more particularly described in Schedule “A” hereto, located in the Municipality of Cosala, State of Sinaloa, in the Mining Agency of Culiacan, Sinaloa (which property is hereinafter collectively called the “Claims”).

B.                                     The Optionor has agreed to grant an option to the Optionee to acquire a 100% interest in the Claims on the terms and conditions contained in this Agreement, subject to a 2% net smelter return reserved unto the Optionor.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT for an in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:

OPTION

1.                                       Subject to the 2% net smelter return (“NSR’) royalty referred to below, the Optionor hereby grants to the Optionee an exclusive option (the “Option”) to acquire in accordance

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with the terms of this Agreement an undivided 100% right title and interest in and to the Claims, subject to the exceptions described in the letter of Lic. Victor Garcia Jimenez to Mr. John S. Brock dated April 18, 1996, attached hereto as Attachment 1. The parties agree that the purchase price in Section 2, below, is for all the Claims to which this Agreement refers, as such Claims are described in Schedule A, without consideration of the value of any one or more of them or the parts or measurements of any of them. Neither party shall have any liability to the other for any discrepancies in the descriptions of the claims, surface boundaries or area, or minerals contained, if any, even if in actuality there is a shortfall or excess of area; and rescission shall not be allowed in any such case.

PURCHASE PRICE

2.                                       In order to exercise the Option, the Optionee shall be required to make the following share issuances and cash payments to the Optionor (collectively the “Purchase Price”):

(a)                                the issuance to the Optionor of 150,000 common shares of Grandcru Resources Corporation, the parent company of the Optionee, on acceptance of the terms of this Agreement by the TSX Venture Exchange (the “Acceptance Date”), which shares shall be issued by four certificates, with one of each certificates being registered directly into the name of each member of the Optionor as follows:

Name	Number of Shares
Klaus Genssler	33,938
Genssler Investment Partnership, LL P	33,937
Douglas D. Foote	14,250
Synergex Group Limited Partnership	67,875
150,000

(b)                               subject to section 11, making an aggregate of $625,000 in cash payments to the Optionor at their respective addresses as set out above on or before the following dates:

Date	U.S. $ Amount
On or before the date of execution of this Agreement	$100,000 (1)
On or before June 1, 2004	An additional 575,000
On or before December 01, 2004	An additional $75,000
On or before June 01, 3005	An additional $75,000
On or before December 01, 2005	An additional $75,000
On or before June 01, 2006	An additional $75,000
On or before December 01, 2006	An additional $75.000
On of before June 01, 2007	An additional 575,000
$625,000

(1) The Optionor acknowledges receipt of this payment by Grandcru Resources Corporation on behalf of the Optionee.

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(c)                                Cash payments shall be made by four negotiable bank drafts into the name of each member of the Optionor in the following percentage of the total amount of the payment being made:

Name	Percentage of Each Payment.
Klaus Genssler	22.625%
Genssler Investment Partnership, LLP	22.625%
Douglas D. Foote	9.5%
Synergex Group Limited Partnership	45.25%
100.00%

Each payment under this Agreement shall be deemed made if a cheque drawn on a U.S. bank or a U.S. funds bank draft issued by a Canadian Chartered Bank in the amount payable in favour of the payee is dispatched to the Optionor by recognized international courier service on or before the date the payment is to be made and such cheque or bank draft is honoured in due course when presented to the bank upon which it is drawn.

(d)                               The Optionor acknowledges that the foregoing 150,000 shares to be issued under subsection 2(a) above will be issued under an exemption from the Prospectus filing requirements contained in section 74(2)(18) of the Securities Act of British Columbia and as such will be the subject of a statutory holding period expiring four months from the date of issue of the 150,000 common shares and that in accordance with the Securities Rules imposed under the Securities Act of British Columbia, the certificates representing the foregoing shares will contain a legend denoting the foregoing statutory holding period.

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(e)                                If the foregoing 150,000 shares are not issued and delivered to the Optionor by the Optionee in accordance with paragraph 2(a) on or before the 15th day of April 2004, the Optionee will cause an existing shareholder or shareholders of Grandcru Resources Corporation (the “Existing Shareholders”) to deliver or cause to be delivered to the Optionor 150,000 shares of Grandcru Resources Corporation that are freely tradeable except for a privately imposed legend which will restrict the transfer of such shares until July 1, 2004.  In such event the Optionor will assign to the Existing Shareholders the rights to the 150,000 shares of Grandcru Resources Corporation that would otherwise be deliverable to the Optionor pursuant to paragraph 2(a) above and will provide such directions and execute such documentation as is necessary in order to have such 150,000 shares issued or transferred to the Existing Shareholders. If the Optionee fails to comply with the provisions of this paragraph, this Agreement shall terminate forthwith.

TAX ARREARS

3.                                     The Optionee acknowledges that it is aware that government taxes are past due with respect to the Claims in an amount not exceeding US $15,000. The Optionee agrees to pay the tax arrears to a maximum of US $15,000 in order to bring the government tax payments up to date.

TRANSFER OF CLAIMS

4.                                     As soon as is reasonably possible after execution of this Agreement, the Optionor shall cause the execution and delivery to the Optionee of registerable transfers of the Claims in favour of the Optionee, in form provided to the Optionor by the Optionee and reasonably satisfactory to the Optionor as to form and substance, subject to the terms of this Agreement.  The Optionee shall be entitled to cause the foregoing transfer forms to be registered in the appropriate mining registry in order to transfer the Claims to the Optionee’s name.

4.1                               If the Optionee records a transfer of the Claims to itself prior to exercise of the Option, the Optionee shall re-transfer the Claims to the Optionor or its nominee upon termination of this Agreement under Section 11 hereof.

4.2                               The Optionee shall be responsible for all reasonable costs associated with a transfer of the Claims to itself or to the Optionor, as the case may require.

4.3                               If the Optionor fails to deliver registerable transfers of the Claims to the Optionee by March 31, 2004. then unless such failure is the result of a failure of the Optionee to provide suitable transfer documents to the Optionor, each date for making all cash payments as set out in subsection 2(b) hereof shall be extended by that number of days which is equal to the number of days between April 1, 2004 and the date of delivery to the Optionee of the last of the recordable transfers required to transfer to the Optionee all 11 lots included in the Claims.

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4.4                               If the payment dates in subsection 2(b) are extended as provided for in subsection 4.4, the Optionee shall not lose any rights hereunder, nor shall any of those rights be suspended or delayed.

EXERCISE OF OPTION

5.                                     Upon delivering the shares, completing the expenditures, making the cash payments and paying the tax arrears as set out in subsections 2, 3 and 4 above, the Optionee shall have exercised the Option and shall have acquired an undivided beneficial 100% ownership of the Claims, subject to a 21% net smelter return royalty reserved onto the Optionor. Net smelter returns shall be calculated and paid in accordance with Schedule “B” to this Agreement.

REPRESENTATIONS WARRANTIES AND CONVENANTS

6.                                     The Optionor hereby represents, warrants and covenants to and for the benefit of the Optionee, which representations, warranties and covenants shall survive the closing of the transaction contemplated by this Agreement, that:

(a)           the Optionor or one or more of them have the right. to become the beneficial owners of a 100% undivided interest in the Claims free and clear of all liens, charges and claims of others, except for the NSR and except for the exceptions described in the letter of Lic. Victor Garcia Jimenez to Mr. John S. Brock dated April 18, 1996, attached hereto as Attachment l;

(b)          except as set out in section 3 above, the Claims are in good standing under the laws of the Jurisdiction in which the Claims are located and the Claims have been duly and properly staked or otherwise acquired in accordance with such laws;

(c)           to their knowledge, there is no adverse claim or challenge against or to the ownership of or title to the Claims, nor to their knowledge is there any basis therefore and there are no outstanding agreements or options to acquire or purchase the Claims, or any portion thereof, and to their knowledge, no person has any royalty or other interest whatsoever in production from the Claims, other than as described in the letter of Lic. Victor Garcia Jimenez to Mr. John S. Brock dated April l & 1996, attached hereto as Attachment 1,

(d)          they will execute or cause the execution of all such further documents reasonably as maybe requested by the Optionee in order, upon exercise of the Option, to evidence a transfer of the Claims and to record such transfer in such governmental offices or other places as the Optionee reasonably may request all in order that the Optionee become the registered owner of the Claims and be permitted to duly notify third parties of its ownership thereof, subject only to the NSR reserved and the exceptions described in the letter of Lic. Victor Garcia Jimenez to Mr. John S. Brock dated April 18, 1996, attached hereto as Attachment 1.

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6.1                               The Optionee represents and warrants to and for the benefit of the Optionor, which representations and warranties shall survive the closing of the transaction contemplated in this Agreement, that:.

(a)                                it is a company duly incorporated, validly existing and in good standing with respect to applicable law;

(b)                               it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder:

(c)                                is legally qualified to execute agreements and to be owner of the rights derived from the mining concessions existing over the Claims; and

(d)                               it is 100% owned by Grandcru Resources Corporation and has duly obtained all authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with, or accelerate the performance required by or result in any breach of any covenants or agreements contained in or constitute a default under, or result in the creation of any encumbrance, lien or charge under the provisions of its constating or initiating documents or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound or to which it may be subject and will not contravene any applicable laws.

RIGHT OF ENTRY

7.                                     Until the Option is exercised or terminated in accordance with the terms of this Agreement, the Optionee, its servants and agents shall have the sole and exclusive right to:

(a)                                enter in, under or upon the Claims and have the exclusive right to conduct exploration and mining activities on or in respect of the Claims;

(b)                               exclusive and quiet possession of the Claims;

(c)                                bring upon the Claims and erect thereon such mining facilities as they may consider advisable;

(d)                               remove from the Claims ore or mineral products for the purpose of bulk sampling, pilot plant or test operations, the benefit of which shall accrue to the Optionee subject to payment of the NSR; and

(e)                                do everything necessary or desirable to carry out an exploration program on the Claims and to determine the manner of exploration and development of the Claims and, without limiting the generality of the foregoing, the right, power and authority to:

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i)                                       regulate access to the Claims, subject only to the right of the Optionor and their representatives to have access to the Claims at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense.

ii)                                    employ and engage such employees, agents and independent contractors as they may consider necessary or advisable to carry out its duties and obligations hereunder; and

iii)                                 conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Optionee.

DUTIES AND OBLIGATIONS

8.                                     The Optionee shall have the duties and obligations to:

(a)           keep the Claims free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by the Optionee) and in good standing by the doing and filing, or payment in lieu thereof, of all necessary assessment work and payment of all taxes required to be paid and by the doing of all other acts and things and the making all other payments required to be made which may be necessary in that regard, and on a timely basis as required by law to maintain ownership, do all such acts and things necessary to convert the exploration Claims to exploitation claims:

(b)          conduct all exploration on the Claims in accordance with Canadian mining industry generally accepted exploration practices and all applicable laws, rules and regulations, including without limitation the Mexican Mining Code (Ley Minera), and in such manner as will not result in any environmental degradation of the Claims or any of them or in any impediment to the future development and exploitation of the mineral resources in, on or under the Claims or any of them;

(c)           permit the Optionor and their representatives, duly authorized by them, in writing, at their own risk and expense, access to the Claims at all reasonable times and to all records prepared by the Optionee in connection with exploration of the Claims, mining activity on the Claims and calculation of the NSR. The Optionee shall prepare and deliver to the Optionor at reasonable intervals, but in any event not less frequently then once each calendar year, a written report (including copies of any technical reports) on all exploration and mining activities conducted on the Claims by the Optionee;

(d)          arrange for and maintain Worker’s Compensation or equivalent coverage for all eligible employees engaged by Optionee in accordance with local statutorv requirements, and general liability insurance coverage with per claim and aggregate amount equivalent to at least US$ 1,000,000:

(e)           maintain true and correct books, accounts and records of operations hereunder; and

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(f)                                  refrain from conduction or allowing to be conducted on the Claims any activity constituting exploitation prior to payment in full of all amounts payable under paragraph 2 (b) of this Agreement, whether or not the same may be due at the time of determination of whether such exploitation activity is permitted under this paragraph.

NET SMELTER RETURY BUY-DOWN

9.                                     The Optionee is hereby granted by the Optionor the right to buy up to a 100% interest in the 2% net smelter return (“NSR”) royalty reserved unto the Optionor, by making a one time payment to the Optionor at any time. The amount of the payment required to purchase thee entire NSR shall be US $1,000,000.  If a lesser percentage of the NSR is to be purchased, the US $1,000,000 payment shall be pro rated accordingly.  For example, if one half of the NSR is intended to be purchased, the required purchase price shall be one half of US $1,000,000.

9.1                               On exercise of the buy-down granted by subsection 9.1, the parties shall execute all such documentation reasonably as may be required to complete the same.

INFORMATION

10.                               Optionee acknowledges that all data, reports, drill core, maps and similar information concerning the Claims available to the Optionor is in the possession of Wayne Roberts, Vancouver, BC, Canada. To the extent such information has not been made available to the Optionee, the Optionor upon request by the Optionee will use its reasonable best efforts to have such information made available to the Optionee by Mr. Roberts. In the event that the Optionee fails to exercise the Option, all such data, reports, drill core, maps and other information provided to the Optionee shall be returned to the Optionor.

TERMINATION

11.                               In the event of default in the performance of the requirements of Section 2, then subject to the provisions of Section 12 hereof, the Option and this Agreement shall terminate.

11.2                         The Optionee shall have the right to terminate this Agreement by giving 30 days` written notice of such termination to the Optionor and upon the effective date of such termination this Agreement shall be of no further force and effect except the Optionee shall be required to satisfy any obligations which have accrued under the provisions of this Agreement which may not have then satisfied.

11.3                         Notwithstanding, any other provisions of this Agreement, in the event of termination of this Agreement, the Optionee shall:

(a)                                deliver to the Optionor any and all reports, samples, drill cores, maps, and engineering, geological, metallurgical and other data of any kind whatsoever pertaining to the Claims which have not been previously delivered to the Optionee;

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(b)                                perform or secure the performance of all reclamation and environmental rehabilitation as may be required by all applicable legislation.

(c)                                 upon notice from the Optionor, remove all materials, supplies and equipment from the Claims, provided however, that the Optionee may retain ore and at the cost of the Optionee, dispose of any such materials, supplies or equipment not removed from the Claims within one-hundred and eighty (180) days of receipt of such notice by the Optionor.

(d)                                ensure that all work, which has been conducted on the Claims and that qualifies for assessment has been filed for assessment and that the claims are in good standing for a minimum of one year following termination, and

(e)                                 transfer to Optionor’s designee good and marketable title to each of the Claims and the rights thereunder, free from all encumbrance, lien or limitation of ownership except those described in Attachment 1 to this Agreement, and with the warranty that as of the date of such transfer, all of the obligations stated in paragraphs 8.1(a), 8.1(b) and 11.3(d) of this Agreement have been fulfilled, and to do all such other and further acts as reasonably may be requested by the Optionor to render the title to such concessions and the rights thereunder free and clear of any and all defects, liens, encumbrances and claims of right, title or interest arising by, through or under the Optionee.

11.4        The Optionor hereby irrevocably appoints Douglas D. Foote their agent and representative for receipt of notices and information under this Agreement.

11.5        (a) Concurrently with the execution of this Agreement, the Optionee shall cause to be duly executed before a notary public in Mexico a special power of attorney from the Optionee as grantor to a person or persons to be designated by the Optionor as attorney(s)-in-fact empowering the attorney(s)-in-fact to transfer the Claims to a person or entity designated by the Optionor, together with a related letter (which special power of attorney and letter are hereinafter called the “Escrow Documents” and the forms of which are attached to this Agreement as Attachment 2). The Optionee shall cause the executed Escrow Documents to be deposited with Gordon J. Fretwell Law Corporation (hereinafter called the “Escrow Holder”) as soon as possible after execution of this Agreement. The Optionee shall pay all fees of the Escrow Holder in connection with this matter.

(b)                               Subject to the proviso of this subparagraph, the Optionor and the Optionee hereby instruct the Escrow Holder as follows:

i)                                       to deliver the Escrow Documents to the maker of the affidavit referred to below upon receipt by the Escrow Holder of an affidavit sworn by Klaus Genssler or Douglas D. Foote to the effect that this Agreement has terminated in accordance with its terms and specifying the provision under which such termination occurred; or

9

ii)                                    to deliver the Escrow Documents to the Optionee upon receipt by the Escrow Holder of an affidavit sworn by a senior officer of the Optionee stating that all the payments required under this Agreement, except NSR payments, have been paid in full and the shares referred to in paragraph 2(a) have been delivered;

PROVIDED the Escrow Holder, upon receipt of an affidavit as provided above, shall give notice of such receipt accompanied by a copy of the affidavit received, (i) to the Optionee if the affidavit is received from Genssler or Foote or (ii) to Foote with a copy to Genssler if the affidavit is received from the Optionee. The recipient of the notice shall have 21 days after receipt of such notice in which to notify the Escrow Holder of its objection to the accuracy of the statements in the affidavit. If by the expiry of such 21 day period no notice of objection has been received, the Escrow Holder shall promptly deliver the Escrow Documents as required. If prior to the expiry of such 21 day period the Escrow Holder has received notice of objection, the Escrow Holder shall not deliver the Escrow Documents except pursuant to receipt of written instructions to do so signed by the Optionee and by Foote or Genssler or pursuant to a final arbitral award entered in an arbitration as provided below.

(c)           All notices under this clause 11.5 shall be given in writing and sent by facsimile with confirmed transmission receipt from the sending machine or by recognized international courier service such as Federal Express transmitted or addressed, as the case may be, to the facsimile number of the addressee given in this paragraph 11.5 or to the address of the addressee given in the heading of this agreement (for Genssler, Foote and the Optionee) or in this paragraph (for the Escrow Holder) or to such other facsimile number or address as may be notified to the Escrow Holder by an addressee or by the Escrow Holder to the Optionee, Genssler and Foote in like manner from time to time. Notices shall be effective upon receipt at the address or facsimile number provided. The facsimile number of Genssler is 713-783-3737 and of Foote is 303-926-9091 and of Escrow Holder is 604–689-1288.

(d)          Any dispute regarding the accuracy of statements in an affidavit received by the Escrow Holder shall be resolved by arbitration as provided in Section 16.

(e)           The duties of the Escrow Holder will be limited to the holding of the Escrow Documents, the giving of notice as provided, and the delivery of the Escrow Documents in accordance with the terms of this clause 11.5.  In the event of any objection to the accuracy of the statements in an affidavit being received as provided above, the Escrow Holder will hold the Escrow Documents until receipt of written instructions to deliver it signed by the Optionee and by Foote or Genssler as provided above, or until such dispute has been resolved pursuant to arbitration. The Escrow Holder shall be entitled to rely on any document or signature presented to it as being genuine, absent knowledge to the contrary, and shall not be required to authenticate any document or any signature thereon. The Escrow Holder shall not be obliged to take any legal action hereunder which

10

might, in its judgment, involve any expense or liability unless it has been furnished with reasonable indemnity.

(f)                                  The Optionor and the Optionee covenant and agree to indemnify the Escrow Holder and to hold it harmless against loss, liability or expense incurred without negligence or bad faith on its part arising out of or in connection with the administration of its duties hereunder, including the costs and expenses of defending itself against any claim or liability arising therefrom.

(g)                               The terms of this clause 11.5 are irrevocable by the Optionee and the Optionor unless such revocation is consented to in writing by all of them and Escrow Holder.

DEFAULT

12.                               If a party (the “Defaulting Party”) is in default of any requirement herein set forth (including the requirement of the Optionee to make payments to the Optionor under section 2 hereof in order to maintain the Option in good standing), the party affected by such default (the “Non-Defaulting Party”) may give written notice to the other party within thirty (30) days of becoming aware of such default, specifying the default, and the Defaulting Party shall not lose any rights, remedies or cause of action pursuant to this Agreement, or otherwise hereunder as a result of’ such default, if within thirty (30) days after the giving of notice of default by the Non-Defaulting Party, the Defaulting Party has, in the case of cash payments required under section 2, made the required payment, and in the case of any other default, either cured the default, if the same is reasonably capable of being cured within the 30 day period, or if not, has taken such actions which under the circumstances, are reasonably necessary to cause the default to be cured or remedied to the extent permitted by applicable law.

OPTION ONLY

13.                               This Agreement provides for an option only and except for the payment of tax arrears, as more specifically provided for in Section 3 hereof, compliance with Section 8.1, and the completion of the matters referred to in Section 11.3, nothing herein contained shall be construed as obligating Optionee to do any acts or make any payments, property related expenditures or issue any shares hereunder and any act or acts or payment or payments as shall be made hereunder shall not be construed as obligating Optionee to do any further act or make any further payment.

NOTICE

14.                               Each notice, demand or other communication required or permitted to be given under this Agreement shall be in writing and shall be delivered to a party hereto (“Party”), at the address for such Party specified above. Except as provided in Section 14.2 below, notices to the Optionor shall be given to Douglas D. Foote, who is hereby authorized to accept and receive notices on behalf of the Optionor, with a copy to Klaus Genssler.  Notices from the Optionor shall be valid only if signed by Douglas D. Foote or Klaus Genssler. The date of receipt of such notice, demand or other communication shall be the date of

11

delivery. Each notice, demand or other communication required or permitted to be given under this Agreement may be delivered by facsimile and shall be deemed to be received at the time transmission of the fascmile has confirmed by the sender.  Facsimile numbers for the Parties are:

Optionor:

Douglas D. Foote
357 So. McCaslin Blvd., Suite 100
Denver, CO 80027-2932

FACSIMILE: 303-926-9091

Copy to:

Klaus Genssler
26 Farnham Park Drive
Houston, TX 77024

FACSIMILE: 713-783-3737

Optionee:

Suite 1780 - 400 Burrard Street
Vancouver, B.C., V6C 3A6

FACSIMILE: (604) 669-1464

14.2                         The Parties may at any time and from time to time notify the other Party in writing of a new address to which notice shall be given to it thereafter until further change.

ASSIGNMENT

15.                               The Optionee may not assign all or part of its interests in this Agreement and in the Claims without the prior written consent of the Optionor, which shall not he withheld unreasonably. In the event Optionor consents to an assignment, the Optionee shall give notice to the Optionor of the terms of the assignment and cause the assignee to commit to be bound by the terms of this Agreement as if it were an original signatory hereto.

15.2                         Any subsequent assignments by the Optionee or any future assignee shall be made only in accordance with subsection 15.1.

RESOLUTION OF DISPUTES

16.                               Any dispute, controversy or claim arising out of or relating to this agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date of this Agreement. The number of

12

arbitrators shall be one. The place of arbitration shall be Denver, Colorado, U.S.A. unless otherwise agreed between the parties. The language to be used in the arbitral proceedings shall be English. The laws pertaining to the arbitration shall be those of the state of Colorado. The arbitration tribunal shall decide as amiable compositeur or ex aequo et bono. The arbitrator shall he appointed by alternate strikes from a list of three or five names prepared by the American Arbitration Association, with the party seeking arbitration having the first strike. Each person on the list shall have significant background and experience in dealing with matters involving mining, smelting and refining of precious metals, mining agreements and royalty payments. Any award issued by the arbitrator shall be final and binding on the parties and may be submitted to any court for entry of a judgment in enforcement thereof.

GENERAL

17.                               This Agreement shall supersede and replace any other agreement or arrangement whether oral or written, heretofore existing between the Parties in respect of the subject matter of this Agreement.

18.                               Each of the Parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

19.                               Time shall be of the essence in the performance of this Agreement.

20.                               If any one or more of’ the provisions contained herein should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

21.                               This Agreement and all provisions hereof shall be governed by and construed in accordance with the laws of British Columbia,

22.                               No consent or waiver expressed or implied by any Party in respect of any breach or default by any other Party shall be deemed or construed to be a consent to or a waiver of any other breach or default whatsoever.

23.                               This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, successors and permitted assigns.

24.                               This Agreement may be executed in counterparts and if so, the collective counterpart signatures shall be evidence of the signature of this Agreement by all Parties.

25.                               Signature of this Agreement may be made by facsimile and if so, the facsimile signature shall be deemed to be an original signature of that Party.

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26.           The terms of this Agreement shall not be binding, or enforceable against Optionee unless and until it has obtained written acceptance to the terms of this Agreement from the TSX Venture Exchange. Optionee shall use its best efforts to obtain such approval as promptly as possible.

IN WITNESS WHEREOF this Agreement was executed by the Parties hereto as of the day and year first above written.

Signed, Sealed and Delivered by
KLAUS GENSSLER in the presence of:

Name

Address	KLAUS GENSSLER

Occupation

GENSSLER INVESTMENT PARTNERSHIP LLP

By
Managing Director

Signed, Sealed and Delivered by
DOUGLAS D. FOOTE in the presence of:

Name

Address	DOUGLAS D. FOOTE

Occupation

14

SYNERGEX
GROUP LIMITED PARTNERSHIP

By
General Partner

The Common Seal of MINERA GRC, S.A.
De C.V. was hereunto affixed in the presence of:

By
Authorized Signatory

By
Authorized Signatory

[Appended schedules omitted]

15

Schedule “B”

GOLDCORP/LUISMIN AGREEMENT

[see attached]

B-1

WHEATON RIVER MINERALS LTD.

1560 - 200 Burrard Street

Vancouver, British Columbia

CANADA V6C 3L6

LUISMIN, S.A. de C.V.

Pino Suarez 308 OTE, Col. Centro

C.P. 34000, Durango, Dgo. Mexico

MINAS DE SAN LUIS, S.A. de C.V.

Pino Suarez 308 OTE, Col. Centro

C.P. 34000, Durango, Dgo. Mexico

October 29, 2004

Grandcru Resources Corporation

Suite 1910 - 400 Burrard Street

Vancouver, B.C.

CANADA V6C 2W2

Attention:                                         Mr. Brian Leeners

President and Chief Executive Officer

Dear Sirs:

Re: “Guadalupe de Los Reyes” Property, Durango and Sinaloa States, Mexico

We write further to our recent discussions to set forth and confirm our respective understandings of the terms and conditions upon which Grandcru Resources Corporation (or a to-be-incorporated/acquired Mexican subsidiary of Grandcru) (“Grandcru”) can purchase all of the interest of Minas de San Luis, S.A. de C. V. (“Sanluis”), a wholly owned subsidiary of Luismin, S.A. de C. V. (“Luismin”), which is itself a wholly owned subsidiary of Wheaton River Minerals Ltd. (“Wheaton”), in and to those certain exploration concessions situated in the Municipalities of Tamazula, Durango and Cosala Sinaloa, Durango and Sinaloa States, Mexico referred to as the “Guadalupe De Los Reyes” property, subject to the rights of Sanluis to reacquire an interest in the Property and thereafter enter into an association in the nature of a joint venture with Grandcru as provided herein. All monies referred to herein are United States funds unless otherwise indicated.

1.                                      Definitions

For the purposes of this agreement, the terms “Acquisition Cost”, “Camp”, “Expenditures”, and “Property” will have the following meanings:

a.                                       “Acquisition Cost” will mean all amounts paid in cash, and the value of all common shares issued, by Grandcru to acquire any interest in the Camp, where the value of any common shares issued (except those issued to Wheaton on closing pursuant to subparagraph 5(a)) will be determined using the closing price of the common shares on the TSX Venture Exchange (“TSXV”) on the date that they were issued, but excluding the value of both:

i.              any common shares of Grandcru acquired by the Wheaton Group upon the exercise of the warrants in the units issued by Grandcru to Wheaton pursuant to subparagraph 5(b), and

ii.             any common shares of Grandcru issued to the Wheaton Group under the provisions of paragraph 7;

b.                                      “Camp” means, collectively:

i.              the Property,

ii.             the concessions more particularly set forth and described in Schedule “B” and all rights and appurtenances attached or accruing thereto,

iii.            any substitute or successor mineral tenure granted, issued or obtained in respect of the tenures referred to in clause (b)(ii), and

iv.            all information and data with respect to the mineral tenures in clauses (b)(ii) or (iii);

c.                                       “Expenditure(s)” means all costs, expenses, obligations and liabilities of whatever kind or nature made, spent or incurred, directly or indirectly, by Grandcru or any member of the Wheaton Group (as hereinafter defined) after the date of this agreement relating directly or indirectly to the Camp, including, without limitation, the following costs, expenses, obligations and liabilities made, spent or incurred for or in connection with:

i.              geophysical, geochemical, land, airborne, environmental and/or geological examinations, assessments, assays, audits and/or surveys,

ii.             preparation of a Bankable Feasibility Study,

iii.            line cutting, mapping, trenching and staking,

iv.            searching for, digging, trucking, sampling, working, developing, mining and/or extracting ores, minerals and metals,

v.             diamond and other drilling,

vi.            obtaining, providing, erecting, installing, operating and maintaining exploration, development and mining facilities, including camps, mining

2

hoists, shafts and other underground accesses, milling or other treatment or processing plants, ancillary facilities, buildings, machinery, tools, appliances and equipment,

vii.

construction of access roads and other facilities on or for the benefit of the Camp or any part thereof,

viii.

transporting personnel, supplies, mining, milling or other treatment plant, buildings, machinery, tools, appliances or equipment in, to or from the Camp or any part thereof,

ix.

the reasonable wages and salaries of personnel directly engaged in performing work on or with respect to the Camp and any assessments or contributions under applicable employment legislation and other applicable legislation or ordinances relating to such personnel, and supplying food, lodging and the other reasonable needs for such personnel,

x.

obtaining and maintaining any insurance,

xi.

the management of and accounting for work and providing supervisory, legal, accounting, consulting and other contract or professional services that can be allocated to and directly relating to work performed hereunder on the Camp,

xii.

any taxes, fees, charges, payments or rentals (including payments made in lieu of assessment work) or otherwise incurred to keep the Camp or any part thereof in good standing under applicable laws,

xiii.

any transfer(s) of the Camp or any part thereof or interest therein pursuant to this agreement,

xiv.

acquiring access and surface rights to the property and/or the Camp,

xv.

carrying out any negotiations and preparing, settling and executing any agreements or other documents relating to environmental or indigenous peoples’ claims, requirements or matters,

xvi.

carrying out any requirements or prerequisites in order to obtain and obtaining all necessary or appropriate approvals, permits, consents or permissions relating to the carrying out of work, including, without limitation, environmental permits, approvals or consents; in carrying out reclamation or remediation,

xvii.

improving, protecting, or perfecting title to the Camp or any part thereof,

xviii.

carrying out mineral, soil, water, air or other testing,

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xix.                              preparing engineering, geological, financing, marketing or environmental studies and/or reports and test work related thereto, and

xx.                                  in addition to the foregoing, a separate charge equal to the applicable percentage specified in clause 13(b)(iii) of all Expenditures (other than pursuant to this clause (c)(xx) in lieu of any overhead, general head office management or other unallocable costs; and

d.                                      “Property” means:

i.                                         the exploration and exploitation concessions more particularly set forth and described in Schedule “A” and all rights and appurtenances attached or accruing thereto (the “Sanluis Concessions”),

ii.                                      any substitute or successor mineral tenure granted, issued or obtained in respect of the tenures referred to in clause (d)(i),

iii.                                  all information and data with respect to the Sanluis Concessions in the possession or control of Wheaton, Luismin or Sanluis (collectively, the “Wheaton Group”) as at the date hereof (the “Existing Data”), and

iv.                                  all interests in minerals or mineral tenures, or any rights or options to acquire any such interest(s), which become subject to this agreement and part of the Property pursuant to paragraph 15.

We confirm our understandings as follows:

2.                                      Title to Property

Sanluis presently holds a one hundred (100%) percent right, title and interest in and to the Sanluis Concessions, subject only to a three (3%) percent net smelter return royalty (the “Underlying Royalty”) payable to Corporación Turistica Sanluis, S.A. de C.V. (the “Royalty Holder”) pursuant to an agreement dated June 19, 2002 among the Royalty Holder, Sanluis and Luismin. There is no buyout in respect of this royalty. The Wheaton Group confirms that such royalty does not extend to, and will not apply in respect of, any portion of the Property other than the Sanluis Concessions (and any subsequent tenures in respect thereof).

3.                                      Representations and Warranties of Wheaton, Luismin and Sanluis

Wheaton, Luismin and Sanluis further represent and warrant to Grandcru that:

a.                                       each of the mineral exploration concessions comprised in the Sanluis Concessions and set forth in Schedule “A” is, to the best of its knowledge, information and belief, validly issued, is registered in the name of Sanluis in the Registro Publico de Mineria in the Libro de Concesiones Mineras, is presently in good standing, subject to compliance with applicable laws of Mexico in connection therewith, and no person other than the Mexican government, the Royalty Holder and Sanluis have any interest in such portion of the Property or production therefrom;

4

b.                                      to the best of their knowledge, all operations on the Sanluis Concessions have been in compliance with all applicable mining, labour, environmental and taxation laws;

c.                                       all taxes, land fees and assessments required in respect of each of the Sanluis Concessions have been fully paid up to the date hereof; and

d.                                      they have the full right and authority to enter into this agreement and to transfer to Grandcru a one hundred (100%) percent right, title and working interest in and to the Sanluis Concessions in accordance with the provisions of this agreement.

4.                                      Purchase and Sale

The Wheaton Group hereby agrees to sell, and Grandcru hereby agrees to buy, on the date which is ten (10) business days after all of the conditions in paragraph 6 have been satisfied or waived (the “Closing Date”), all of the right, title and interest of Sanluis in and to the Sanluis Concessions and the Existing Data for the purchase price (the “Purchase Price”) of CAD THREE HUNDRED AND THIRTY THOUSAND (CAD 330,000) DOLLARS.

5.                                      Payment of Purchase Price

The Purchase Price will be satisfied by the issuance to Wheaton on the Closing Date of ONE MILLION (1,000,000) units (the “Units”) of Grandcru. Each Unit will be comprised of:

a.                                       ONE (1) fully paid and non-assessable common share without par value in the capital stock of Grandcru; and

b.                                      ONE (1) common share purchase warrant of Grandcru, with each such warrant being exercisable to purchase an additional common share without par value in the capital stock of Grandcru at a price of CAD SEVENTY-FIVE (CAD 0.75) CENTS for a period of two (2) years after the Closing Date.

All of the securities comprised in the Units will not be subject to any restrictions on transfer or statutory hold periods greater than four (4) months from the date of issue.

6.                                      Conditions Precedent to Closing

The obligations of Grandcru and the Wheaton Group to complete the purchase and sale provided in paragraph 4 will be subject to the satisfaction or waiver, on or before the date which is forty-five (45) days after the execution hereof by the Wheaton Group of the following conditions:

a.                                       the acceptance for filing by the TSXV of this agreement and the transactions contemplated hereby on behalf of Grandcru (the date of such acceptance being referred to herein as the “Acceptance Date”); and

b.                                      the completion by Grandcru of a legal and technical due diligence review of the Sanluis Concessions (which may include a visit to such concessions), and results

5

therefrom satisfactory to Grandcru, acting reasonably, within a period of thirty (30) days after the date hereof, provided that if Grandcru has not given notice to Wheaton that the results of such investigation have not been satisfactory and that it is terminating this agreement as a result thereof within such thirty (30) day period, this condition (b) will be deemed to have been irrevocably satisfied.

7.                                      Right of Wheaton to Receive Additional Grandcru Shares

If:

a.                                       the Bankable Feasibility Study (as defined in paragraph 12), or any subsequent feasibility studies or other reserve report(s) prepared in accordance with National Instrument 43-101 of the Canadian Securities Administrators (or any successor policy) with respect to the Sanluis Concessions identifies aggregate reserves (including any then mined out and whether proven or probable or any combination thereof) in excess of FOUR HUNDRED AND NINETY-NINE THOUSAND (499,000) OUNCES of Gold on the Sanluis Concessions; or

b.                                      in excess of FOUR HUNDRED AND NINETY-NINE THOUSAND (499,000) OUNCES of Gold are extracted from the Sanluis Concessions;

then Grandcru will allot and issue to Wheaton, and deliver to Wheaton certificates representing, an additional FIVE HUNDRED THOUSAND (500,000) fully paid and non-assessable common shares without par value in the capital stock of Grandcru on or before the day which is ten (10) business days after the occurrence of the first to occur of the events specified in subparagraphs (a) and (b) above. For the purposes hereof, the term “Gold” means gold plus the gold equivalent of any silver present, and the gold equivalent ounces for the silver present (“Aueq”) will be determined as follows:

Aueq (ounces) = Au(ounces) + Ag ounces x Ag recovery( %) x Ag price

Au price x Au recovery(%)

with the price of gold (Au) being determined on the basis of the monthly average price of gold, calculated by dividing the sum of all London Bullion Market Association P.M. Gold Fix prices reported for the calendar month in question by the number of days for which such prices were quoted, and for silver (Ag) on the basis of the monthly average price of silver, calculated by dividing the sum of all New York Commodity Exchange (“COMEX”) prices for silver quoted by and at the closing of COMEX reported for the calendar month in question by the number of days for which such prices were quoted.

8.                                      Sanluis Back-In Option Upon Completion by Grandcru of USD 10,000,000 in Expenditures

Grandcru hereby gives and grants to Sanluis the sole and exclusive irrevocable right and option (the “Back-in Option”) to acquire from Grandcru an undivided sixty (60%) percent right, title and working interest in and to the Camp (or, if Grandcru has acquired its interest in the Camp through, or has transferred its interest(s) in the Camp to, a Mexican company (“Mexco”), Mexco), such Back-in Option to be exercisable only following Grandcru having incurred

6

aggregate Expenditures (not including any Acquisition Costs) of USD TEN MILLION (USD 10,000,000) DOLLARS. Upon Grandcru completing USD 10,000,000 in Expenditures (excluding any Acquisition Costs), Grandcru will forthwith deliver notice to that effect (together with all supporting appendices, schedules and relevant documentation) (such notice, together with all such documentation, being the “Trigger Notice”) to Sanluis. Sanluis will then have a period of ninety (90) days after receipt of the Trigger Notice (the “Back-in Period”) to give notice to Grandcru that it intends to proceed to exercise the Back-in Option, such right to be exercised by Sanluis:

a.                                       delivering, within the Back-in Period, a notice to Grandcru that it intends to proceed to exercise the Back-in Option (the “Back-in Exercise Notice”); and

b.                                      making a cash payment (the “Back-in Payment”) to Grandcru, on or before the date which is ten (10) business days after the delivery to Grandcru of the Back-in Exercise Notice, equal to sixty (60%) percent of Grandcru’s total Acquisition Costs up to the date of the delivery of the Trigger Notice to Sanluis by Grandcru.

If Sanluis fails to deliver a Back-in Exercise Notice to Grandcru within the Back-in Period, or at all, or, having delivered a Back-in Exercise Notice, fails to make the Back-in Payment within the time limited, the Back-in Option will terminate and Sanluis will thereupon have no further right, title or interest in or to the Camp or Mexco, nor any further right to acquire any such interest, and will have no liability whatsoever to Grandcru in respect thereof whatsoever.

9.                                      Formation/Reorganization of Mexican Company Upon Exercise of Sack-in Option

Upon the exercise by Sanluis of the Back-in Option, Sanluis will have acquired from Grandcru an undivided sixty (60%) percent working interest in the Camp or Mexco, as applicable, and, unless otherwise jointly determined by Grandcru and Sanluis or if Mexco exists, Grandcru and Sanluis (each, a “Participant”) will incorporate a new Mexican company (“Newco”) to hold the Camp, and will each vend their respective interests in the Camp to Newco for shares of Newco, with the initial ownership thereof reflecting their then respective interests in the Camp. If Mexco exists, Grandcru will transfer to Sanluis, or will cause Mexco to issue to Sanluis, shares of Mexco equal to sixty (60%) percent of the then outstanding Mexco Shares. Concurrently with the incorporation of Newco and vend-in of their interest in the Camp, or upon the transfer or issuance to Sanluis of the requisite interest in Mexco, Grandcru and Sanluis will enter in to a shareholders’ agreement setting forth their respective rights and obligations in respect of the management and operation of Newco or Mexco, as applicable as provided in subparagraph 13(b).

10.                               Obligations of Sanluis to Maintain Interest in Newco/Mexco Following Exercise of Back-in Option

Notwithstanding the exercise of the Back-in Option by Sanluis and the consequent acquisition of an undivided sixty (60%) percent interest in Mexco or the Camp and Newco (if applicable), in order to maintain such interest, Sanluis will be required to:

a.                                       incur an aggregate of US TWENTY-FIVE MILLION (USD 25,000,000) DOLLARS in Expenditures (excluding the Back-in Payment); and

7

b.             complete a Bankable Feasibility Study,

on or before the day which is five (5) years after the delivery of the Back-in Exercise Notice to Grandcru, provided that Sanluis will be required to incur not less than US ONE MILLION (USD 1,000,000) DOLLARS in Expenditures on or before the first anniversary of the delivery of the Back-in Exercise Notice and an additional US ONE MILLION (USD 1,000,000) DOLLARS in Expenditures on or before the second and each subsequent anniversary of the delivery of the Back-in Exercise Notice until Sanluis has completed a Bankable Feasibility (Expenditures in excess of those required in any particular period will be carried forward and credited against the Expenditures required to be incurred in subsequent periods). Should Sanluis complete the Bankable Feasibility Study before incurring the USD 25,000,000 as required by subparagraph (a) above, Sanluis will be required to incur the balance of the USD 25,000,000 prior to Grandcru having to contribute to Expenditures.  If, for any reason, Sanluis fails to incur the required USD 25,000,000 in Expenditures, to incur the required annual cumulative Expenditures as provided above, or to complete a Bankable Feasibility Study within the prescribed period, Sanluis will forfeit all interest in and to the Camp and Newco or Mexco, as applicable, to Grandcru, and will thereupon forthwith either surrender its shares in Newco or Mexco back to Newco or Mexco, as applicable, or transfer them for USD ONE (USD 1.00) DOLLAR to Grandcru (whichever is the most tax effective).

11.          Operator

Grandcru will be the operator in the Camp until such time (if ever) as Sanluis exercises the Back-in Option. Following the exercise of the Back-in Option, Sanluis will be the operator so long as it holds an interest in the Property and/or the Camp and/or Newco.

12.          Definition of Bankable Feasibility Study

For the purposes of this agreement, the term “Bankable Feasibility Study” means a detailed report, showing the feasibility of placing the Camp or any part or parts thereof into commercial production, either prepared by an independent engineering consulting firm experienced in the preparation of such studies or prepared by the Wheaton Group and reviewed and approved by such an independent engineering consulting firm, in either case in such form and detail and using such assumptions as to metal prices as are customarily required, at the time of delivery of the feasibility study, by institutional lenders of major stand alone non-recourse financing for mining projects, and will include a reasonable assessment of the mineable ore reserves and their amenability to metallurgical treatment, a complete description of the work, equipment and supplies required to bring such part or parts of the Camp into commercial production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal (including a sensitivity analysis) of the proposed operations supported by all reasonably necessary information and data including at least the following:

(a)           a description of that part or parts of the Camp to be covered by the proposed mine;

(b)           the estimated recoverable reserves of minerals and the estimated composition and content thereof,

(c)           the proposed procedure for construction and mining operations;

8

(d)           the results of the metallurgical tests on the metalliferous minerals to be extracted;

(e)           the nature and extent of the facilities proposed to be acquired and constructed which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study will also include a preliminary design for such mill;

(f)            the total anticipated costs, including the capital budget, which are reasonably required to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements;

(g)           the estimated ongoing operating costs;

(h)           appropriate environmental impact studies and costs, a description of the permits which must be obtained in connection with placing the Camp into commercial production and confirmation that such permits will be issued in due course;

(i)            appropriate social and cultural studies and the identification and resolution of any social or cultural impediments to the development of a mine;

(j)            the period in which it is proposed the Camp or portion(s) thereof will be brought to commercial production;

(k)           such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic considerations;

(l)            working capital requirements for the initial eight (8) months of operations of the Camp as a mine or such longer period as may be reasonably justified in the circumstances; and

(m)          confirmation that there exist no material obstacles to the development of the Camp and the construction and operation of the mine(s) contemplated by the feasibility study including, without limitation, to the issuance of the required permits to develop the Camp, or portion(s) thereof proposed for the mine, construct required facilities and operate the Camp, or portion(s) thereof, as a mine, and shut down the mine and reclaim the Camp upon the ceasing of commercial production.

13.          Joint Venture Provisions

Unless otherwise agreed by Wheaton and Grandcru, the following provisions will apply with respect to the interests of the parties and the operation of the Camp through Mexco or Newco, as applicable:

(a)           following the date of completion of the obligations of paragraph 10 such that the interest of Sanluis in Newco or Mexco, as applicable, is no longer subject to forfeiture to Grandcru (the “Participation Date”), a joint venture (the “Joint Venture”) will be formed to further explore and, if warranted, develop the Camp by way of an “incorporated joint venture” through the agency of Newco or Mexco, as applicable;

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(b)           as provided in paragraph 9, the relationship of Grandcru and Sanluis in proceeding with such Joint Venture through Newco or Mexco, as applicable, will be governed in accordance with the terms of an agreement (the “Shareholders Agreement”) to be negotiated, prepared and finalized between the parties acting diligently and in good faith in connection with the acquisition by Sanluis of an interest in the Camp and/or Newco or Mexco, as applicable, pursuant to paragraph 8, which agreement will reflect the provisions of this agreement and contain the following minimum terms together with such other terms and conditions as the respective counsel for the parties may reasonably request, in order that the affairs of Grandcru and Sanluis (each, a “Participant”) in respect of Newco or Mexco, as applicable may be reasonably carried out as a joint venture operation through Newco or Mexco, as applicable:

(i)            the affairs of Newco or Mexco, as applicable, will be under the direction and control of board of directors or other governing body (as provided by applicable Mexican corporate law) (the “Governing Body”), which will be comprised of two (2) representatives of Grandcru and three (3) representatives of Sanluis, with one of the representatives of Sanluis being the chairman of the Governing Body.  If, for any reason, the interest of Sanluis should fall below fifty (50%) percent, then one of the representatives of Sanluis will resign and the Participants will act to appoint a representative of Grandcru to fill such vacancy, it being the intent of the parties that the Participant with the largest interest in the Joint Venture and Newco or Mexco, as applicable (the “Interest”) will control the Governing Body,

(ii)           voting in the Governing Body will be on the basis of one (1) vote for each representative, provided that in the case of a deadlock the Chairman will have a deciding vote,

(iii)          the operator of the Joint Venture (the “Operator”) will have the responsibility to carry out the directions of the Governing Body and will have such other powers and duties as are required to carry out that function.  The Operator will have the right to charge an administration fee, which will be a rate of eight (8%) percent of Expenditures up to commencement of a production program, three (3%) percent of production program costs during the production program and two and one-half (2.5%) percent of operating costs following the commencement of commercial production, provided that the Governing Body may adjust the administration fee from time to time on the basis that the Operator should neither gain nor lose financially for acting in such capacity,

(iv)          all Joint Venture activities will be performed only pursuant to programs approved by the Governing Body. The Operator will prepare and submit proposed Programs to the Governing Body on or before sixty (60) days after completion of the last Program or on or before November 15 in each year if no Program has been approved or completed in that year. The Governing Body will meet and approve a Program for the next year by December 15 of the prior year if there was no Program in such prior year, or within thirty (30) days after the proposed Program was submitted, if there was a Program in the prior year,

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(v)           the Participants agree to exercise best efforts to utilize the assets of the Joint Venture to secure bankable project financing to advance the Camp,

(vi)          the initial respective Interests of the parties will be as determined pursuant to paragraph 8 and their deemed contributions to the expenditures of the Joint Venture will be as follows:

(1)       for the Participant with the largest actual Expenditures incurred up to the Participation Date (provided that, for such purpose, the Back- in Payment will be considered as Expenditures) (the “Greatest Participant”), will be equal to the amount of its actual Expenditures (the “Greatest Participant Expenditures”); and

(2)       for the other Participant will be equal to ((100 - I)/I) x the Greatest Participant Expenditures), where I is the percentage interest of the Greatest Participant as at the Participation Date,

(vii)         each Participant will pay that cost share of each Approved Program in which it elects to participate that is proportional to its Interest. A Participant may decline to participate in an Approved Program in which case its Interest will be reduced as provided in clause (viii) below;

(viii)        if a Participant declines to participate in an Approved Program, the other Participant will have the right to contribute all Expenditures in connection with such Approved Program and thereafter, provided that the Approved Program is completed to at least eighty-five (85%) of the proposed Expenditures, the non-participating Participant will have its Interest reduced such that, at any time the Interest of a Participant will be equal to the product obtained by multiplying one hundred (100%) percent by a fraction of which the numerator is the amount of such Participant’s deemed Expenditures as at the Participation Date plus its contributions to expenditures since the Participation Date, and the denominator of which is the aggregate amount of all deemed Expenditures of all Participants as at the Participation Date plus all contributions to Expenditures by all Participants since the Participation Date.  Any such reduction of Interest will be forfeited to the other Participant so that the aggregate of the Interests of the Participants will be at all times one hundred (100%) percent.  If such Approved Program is not completed to at least eighty-five (85%) percent of the proposed Expenditures, the non- participating Participant will, for a period of thirty (30) days following the delivery of the final report in connection with such Approved Program, have the right to contribute its pro-rata share of the Expenditures actually incurred under such Approved Program and thereby maintain its Interest and avoid dilution. The shareholdings in Newco or Mexco, as applicable, will be reorganized to reflect the changes in, and resulting, respective Interests of the Participants on an ongoing basis,

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(ix)           each Participant will (to the extent allowable under applicable laws) have the right to take, or otherwise acquire from Newco or Mexco, as applicable, its share of mineral products of the Joint Venture in kind,

(x)            if a Participant defaults in paying its share of Expenditures related to an Approved Program in which it elected to participate, it will be precluded from any further participation in future Approved Programs and its Interest will be reduced from time to time pursuant to clause (viii) as if it had declined to participate in all Approved Programs,

(xi)           if the Interest of a Participant is reduced to ten (10%) percent or less, such Interest will be automatically forfeited to the other Participant and the forfeiting Participant will thereafter have no further right, title or interest in the Joint Venture or the Property except the right to receive payments from Newco or Mexco, as applicable, equal to ten (10%) percent of the net profits from the operation of the Camp as a mine, calculated and paid in accordance with Schedule “C”. If necessary to permit such payments, a former Participant entitled to receive net profits under this subparagraph will surrender its shares in Newco or Mexco, as applicable, for non-voting securities of Newco or Mexco, as applicable, whose only rights will be to receive such payments;

(xii)         each Participant will have a right of first refusal in respect of any disposition by the other Participant of all or a portion of its Interest in the terms of paragraph 16; and

(xiii)        if the Operator proposes, without the consent of the Participant which is not the Operator (the “Non-Operator”), a Program having a budget that is more than one hundred (100%) percent greater than the previous Approved Program and such Program is approved by the Governing Body and becomes an Approved Program, the Non-Operator may, in addition to the other elections it may make pursuant to this Section 13, elect to take ninety (90) days to elect to participate in the proposed Program, following which the Non-Operator may, if it elects to participate in such Approved Program either:

(1)           have a further sixty (60) day period within which to raise the necessary funding to participate in the Approved Program, or

(2)           give notice to the Operator that the Operator it is required to complete an equity financing in the Non-Operator at the current market price (in an amount to be determined by the Non-Operator not exceeding the Non-Operator’s equity share of the Approved Program), following which, subject to receipt of all applicable regulatory acceptances and approvals (which the Participants will use their reasonable best efforts to obtain), the Operator will complete such financing.

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If the Participants are unable, within a reasonable time, to settle and agree upon the form of shareholders agreement, the matter will be submitted to arbitration in accordance with paragraph 23.

14.          Obligations of Grandcru

From the Closing Date until the termination of the Back-In Period, Grandcru will:

(a)           permit representatives of the Wheaton Group authorized in writing by Wheaton, at the expense and risk of the Wheaton Group, to access and inspect the Property and the data obtained therefrom, and to copy all data derived from work thereon, provided that such rights may only be exercised in a manner which does not unduly interfere with the activities of Grandcru on the Property and that Wheaton will indemnify Grandcru from and against all liabilities which may be incurred in connection with the exercise of such right of access and inspection;

(b)           Grandcru will prepare and deliver to Wheaton written comprehensive annual reports on or before March 1 of each year covering the activities of Grandcru on or with respect to the Property and results obtained during the calendar year ending on December 31st immediately preceding, accompanied by copies of all data, reports and other information on or with respect to the Property not already provided to Wheaton and, during periods of active field work, timely current reports and information on any material results obtained, accompanied by copies of all relevant data, reports and other information concerning such results; and

(c)           Grandcru will conduct all work on or with respect to the Property in a careful and workman-like manner, following reasonable and prudent geological exploration methods and approaches, and in compliance with all applicable laws.

15.          Area of Interest

All interests in minerals or mineral tenures, or rights or options to acquire any such interests, excluding those which are detailed in Schedules “A” and “B”, acquired after the date of this agreement by any parry or any of its affiliates, any portion of which lies within five (5) kilometres of the outer boundaries of the Sanluis Concessions as constituted as of the date hereof, will be subject to this agreement. Upon any party or one of its affiliates acquiring any such an interest, it will provide all information thereon and on the acquisition terms to the other parry with which it is not affiliated, and, unless the non-affiliated parry rejects such acquisition, such interest will become part of the Property and subject to this agreement.  If such acquisition is prior to the delivery of a Back-In Exercise Notice Grandcru will pay the acquisition costs thereof, which will be considered as Acquisition Costs.  If such acquisition is after the delivery of a Back-in Exercise Notice and prior to the Participation Date, Sanluis will pay the acquisition costs, which will be considered as Expenditures. Following the Participation Date, each Participant will forthwith pay its pro rata share of the acquisition costs, which will be considered as Expenditures.

16.          Disposition of Interest by Grandcru or Wheaton

From and after the Closing Date, neither Grandcru nor Sanluis (the “Transferor”) may transfer, convey, assign, mortgage, encumber, grant an option in respect of, grant a right to

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purchase, enter into a joint venture in respect of or in any manner howsoever transfer or alienate or agree to transfer or alienate (all of which are collectively referred to in this paragraph 16 as a “Transfer”) any or all of its rights under this agreement or in or to the Camp, or in any direct or indirect subsidiary which holds an interest in the Camp or in another direct or indirect subsidiary that holds an interest in the Camp (collectively, the “Transferor’s Holdings”) except in accordance with this paragraph 16, as follows:

(a)           no Transfer of any of the Transferor’s Holdings will be effective unless the Transferor is not in material default of any term or provision of this agreement at the time of Transfer and until any proposed assignee, transferee, purchaser, grantee or encumbrancer of such Holdings (“Transferee”) has executed and delivered to all parties an agreement, in form and substance satisfactory to counsel for the remaining parties and related to this agreement, containing:

(i)            a covenant by such Transferee with all parties to perform all of the obligations of the Transferor to be performed under this agreement in respect of the Holdings to be acquired by the Transferee, and

(ii)           a provision subjecting any further Transfer of such Transferor’s Holdings to the provisions of this paragraph 16;

and, except in the case of a sale, assignment or transfer to a wholly owned subsidiary of the Transferor, provided that the Transferor has complied with all obligations hereunder in respect of the portion of the Transferor’s Holdings to be transferred up to the date of transfer, the Transferor will be released from all liability for the performance of all obligations assumed by the Transferee in respect of the Transferor’s Holdings so sold, assigned or transferred;

(b)           the Transferor will not Transfer any of the Transferor’s Holdings except pursuant to a binding agreement in writing, and  as a single transaction not directly or indirectly part of some other sale or purchase or agreement for any additional consideration of any nature whatsoever;

(c)           if the Transferor (in this paragraph called the “Offeror”) intends to Transfer any of the Transferor’s Holdings, it will first give notice to the other Party (in this paragraph called the “Offeree”) of such intention together with the terms and conditions on which the Offeror intends to Transfer such portion of the Transferor’s Holdings;

(d)           if the Transferor (in this section also called the “Offeror”) receives any offer to Transfer any portion of the Transferor’s Holdings from any person (the “Third Party”) which it intends to accept (the “Third Party Offer”), the Offeror will not accept the Third Party Offer unless and until the Offeror has first offered to Transfer the Transferor’s Holdings to the other party (in this paragraph also called the “Offeree”) on the same terms and conditions as contained in the Third Party Offer and such offer to the Offeree by the Offeror has not been accepted by the Offeree in accordance with this paragraph;

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(e)           any communication of an intention to sell pursuant to subparagraph 16(c) or an offer to sell pursuant to subparagraph 16(d) (each an “Offer” for the purposes of this paragraph 16) will:

(i)            set out fully and clearly all of the terms and conditions of any intended Transfer together with a currency equivalent of any nor-cash consideration in Canadian dollars and an explanation of the manner in which such currency equivalent was obtained,

(ii)           if it is made pursuant to subparagraph 16(d), include a copy of the Third Party Offer and clearly identify the Third Party and include such information as is known by the Offeror about the Third Party, and such communication will constitute an Offer by the Offeror to the Offeree to Transfer the relevant portion of the Transferor’s Holdings to the Offeree on the terms and conditions set out in such Offer;

(f)            any Offer made as contemplated in subparagraph 16(e) will be open for acceptance by the Offeree for a period of forty-five (45) days from the date of receipt of the Offer by the Offeree;

(g)           if the Offeree accepts the Offer within the time limited such acceptance will constitute a binding agreement between the Offeror and the Offeree to Transfer the relevant portion of the Transferor’s Holdings on the terms and conditions set out in such Offer, provided such sale and purchase must close within ninety (90) days following the acceptance of such Offer by the Offeree;

(h)           if the Offeree does not accept the Offer within the time limited the Offeror may complete a Transfer of the Holdings on terms and conditions which are no more favourable to the proposed transferee than those set out in the Offer and, where the Offer is in response to a Third Party Offer, only to the Third Party upon exactly the same terms as the Third Party Offer, and in any event such Transfer must be completed within ninety (90) days from the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this paragraph 16 with respect to any Transfer of the Transferor’s Holdings;

(i)            while any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed in accordance with the provisions of this paragraph 16;

(j)            the Transferor agrees that its failure to comply with the restrictions set out in this paragraph 16 would constitute an injury and damage to the other party impossible to measure in money and, in the event of any such failure, the other party will, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any Transfer of any of the Transferor’s Holdings, save in accordance with the provisions of this paragraph 16.  If the Transferor determines to make a Transfer, or makes a

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Transfer, of the Transferor’s Holdings contrary to the provisions of this paragraph 16 hereby waives any defence it might have in law to such injunctive relief, and

(k)           nothing in this section 16 will prevent a sale or assignment by a Transferor of all of the Transferor’s Holdings to a wholly owned Mexican subsidiary, provided that such subsidiary first complies with the provisions of subparagraph 16(a) and agrees in writing with the other party to retransfer such Transferor’s Holdings to the original Transferor before ceasing to be a wholly owned subsidiary of the Transferor.

17.          Release or Surrender of Property

If, at any time after the Closing Date, Grandcru determines to surrender any of the concessions comprised in the Camp to the government, or to otherwise terminate the existence of any such concessions, or to reduce the size of any one or more of the concessions comprised in the Camp, it may do so:

(a)           only in accordance with and pursuant to applicable laws; and

(b)           upon providing not less than sixty (60) days notification of such proposed surrender, release, termination or reduction to Wheaton and, if, within such sixty (60) day period, Wheaton notifies Grandcru in writing that it wishes to retain all or a portion of the ground proposed to be released, Grandcru will co-operate with the Wheaton Group as necessary to either transfer the concessions proposed to be surrendered to a member of the Wheaton Group, or to permit a member of the Wheaton Group to apply for a new concession or concessions in the name of a member of the Wheaton Group covering all or a portion of the ground released from the exiting concession(s).

Following the surrender or reduction of the concession(s) as contemplated hereby and in accordance with the provisions set forth herein, Grandcru will have no further obligations to the Wheaton Group, and the Wheaton Group will have no obligations to Grandcru, with respect to the surrendered or released ground.

18.                               Adjustment to Share Issuances

Upon the occurrence of any one or more events involving the capital reorganization, consolidation, subdivision or reclassification of the common shares in the capital of Grandcru, or the merger, amalgamation or other corporate combination of Grandcru with one or more other entities, or of any other events in which new securities of any kind or nature are issued or delivered in exchange for the common shares in the capital stock of Grandcru as constituted on the date hereof (“Fundamental Changes”) then, at the time of any issuance of any Grandcru shares pursuant to this agreement taking place after such Fundamental Change, and in lieu of issuing and delivering the Grandcru shares which, but for such Fundamental Change and this provision, would have been issued and delivered, Grandcru (or its successor) will issue and/or deliver instead such number of new securities as would have been issued and/or delivered to Wheaton as a result of the Fundamental Change in exchange for those Grandcru shares which

16

Wheaton would have held if such issuance had occurred prior to the occurrence of the Fundamental Change.

19.          Confidentiality

All information with respect to the Property generated pursuant to this agreement will be held in confidence, subject to the right of any party to release any such information as required by applicable law or the rules, regulations, bylaws and listing agreements of any stock exchange upon which the shares of a party are listed. If a party (or any of its affiliates) proposes to issue a press release or other public disclosure, it will provide a copy of such disclosure to the other party not less than two (2) business days prior to the proposed release, filing or dissemination thereof, and such party will have the right to review and provide comments on any such disclosure to the disclosing party. The disclosing parry is obligated to consider all such comments in good faith.

20.          Default

If any party hereto defaults in the performance of any of its obligations hereunder, the party affected by such default may give notice to the defaulting party, and if the defaulting parry does not cure such default within:

(a)           in the case of a default involving the payment of monies, (5) business days,

(b)           in the case of any other default, thirty (30) days,

after receipt of such notice, the affected party may take any action on account of such default, including seeking damages, specific performance or an injunction or the termination of this agreement, provided that if any such default (other than with respect to the payment of monies) is, by its nature, not able to be cured within a thirty (30) day period, and the party in default commences reasonable steps to begin to cure such default within the thirty (30) day period specified in subparagraph (b), such party will be allowed such additional time (not exceeding one hundred and twenty (120) days) as may be reasonably required to cure such default so long as it assiduously proceeds with the curing of such default during such period.

21.          Governing Law

This agreement will be governed by and interpreted in accordance with the laws of British Columbia and those of Canada applicable therein.

22.          Formal Agreement

The parties will use their best efforts to settle and execute formal documentation as necessary to give effect to this agreement in Mexico within a period of one hundred and twenty (120) days following the Acceptance Date, such formal documentation to reflect the terms and conditions of this letter together with such additional terms and conditions as are typical of option and joint venture agreements of this nature and will reflect a structure among the parties indicated to be the most beneficial by the parties’ Canadian and Mexican legal and tax advisers, but this agreement is not subject to the settlement and execution of such formal documentation

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and is a binding agreement upon acceptance hereof by Grandcru. If there are disputes with respect to the form of such formal documentation, the matter will be referred to arbitration in accordance with paragraph 23.

23.          Arbitration

Any dispute, controversy or claim arising out of or relating to this agreement, the breach, termination or invalidity of it, any deadlock or inability of the parties to agree on a course of action to be taken hereunder, or the failure of the parties to settle the shareholders’ agreement referred to in paragraph 9 and subparagraph 13(b) or the formal agreement referred to in paragraph 22, will be referred to and finally resolved by arbitration in accordance with the “Procedures for Cases under the BCICAC Rules” of the British Columbia International Commercial Arbitration Centre (“BCICAC”), which will administer the arbitration case in accordance with such rules. If the parties cannot agree on an arbitrator within fifteen (15) days of the matter being referred to arbitration, then the BCICAC will appoint an arbitrator. The place of arbitration will be Vancouver, British Columbia, Canada and the language used in the arbitral proceeding will be English. The arbitrator’s fees, and the other costs of the arbitration, will be paid by the loosing party, subject to the contrary decision of the arbitrator.

24.          Force Majeure

No party will be liable for its failure to perform any of its obligations under this agreement due to a cause beyond its control (except those caused by its own lack of funds) (each an “Intervening Event”) including, but not limited to, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority, excessive delays in obtaining, or the refusal to issue, any required permits or licenses, or non-availability of materials, supplies, labour or transportation. All time limits imposed by this agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event. A party relying on force majeure will take all reasonable steps to eliminate an Intervening Event and, if possible, will perform its obligations under this agreement as far as practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority.

25.          Covenant by Grandcru to Assign Interest to Mexican Subsidiary

Grandcru covenants and agrees with the Wheaton Group that it will, within six (6) months of the Closing Date, assign all its rights in and to the Property to a wholly owned Mexican subsidiary of Grandcru (at which time such subsidiary will become a signatory to this agreement).

26.          Regulatory Acceptance

This agreement is subject to the acceptance for filing hereof by the TSX Venture Exchange on behalf of Grandcru, and Grandcru covenants and agrees that it will promptly submit this agreement to the TSX Venture Exchange, requesting such acceptance, and will submit all required documentation and materials and otherwise use its best efforts to secure such acceptance and, in that regard, comply promptly with all conditions that may be imposed by the

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TSX Venture Exchange as a condition of obtaining such acceptance. If such acceptance is not obtained by Grandcru within forty-five (45) days of the execution hereof by all of the members of the Wheaton Group, Wheaton may terminate this agreement by notice to that effect to Grandcru, and thereupon no party will have any further obligation or liability to the others arising out of the provisions of this agreement.

[Rest of page left blank intentionally]

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1f the foregoing correctly sets forth the agreement reached among us, kindly, acknowledge this by signing and returning a copy of this letter on or before the close of business in Vancouver, B.C. on the business day following the date hereof, whereupon a binding legal agreement will be in effect between us and we will instruct our solicitors to prepare the necessary formal documentation following TSX Venture Exchange acceptance hereof on behalf of Grandcru.

Yours very truly,

WHEATON: RIVER MINERALS LTD.

Per:	/s/ Peter Barnes
Peter Barnes
Executive Vice-President

LUISMIN, S.A. DE. C.V.

Per:	/s/ Eduardo Luna
Eduardo Luna,
President

MINAS DE SAN LUIS S.A. DE. C.V.

Per:	/s/ Eduardo Luna
Eduardo Luna,
President

We, Grandcru Resources Corporation, hereby acknowledge and confirm the foregoing sets forth our understanding and agree to the foregoing terms and conditions as legally binding upon us as of this 29th day of October, 2004.

GRANDCRU RESOURCES CORPORATION

Per:	/s/ Glen Zinn
Glen Zinn
President and C.E.O.

[Appended schedules omitted]

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SCHEDULE “C”

TAXES OWING ON PROPERTY

As at August 31, 2007

CLAIM NAME	TITLE NUMBER	OWED IN PESOS	OWED IN US DOLLARS (APPROX.)
Norma	177858	$253,760.00	$23,388.00
San Manuel	188187	$94,844.00	$8,741.00
El Padre Santo	196148	$84,752.00	$7,811.00
Santo Niño	211513	$47,168.00	$4,347.00
El Faisán	211471	$2,810.00	$259.00
Patricia	212775	$21,131.00	$1,948.00
Martha I	213234	$37,601.00	$3,466.00
San Pedro	212753	$8,293.00	$764.00
San Pablo	1212752	$9,034.00	$833.00
Nueva Esperanza	184912	$55,936.00	$5,155.00
San Miguel	185761	$19,919.00	$1,836.00
TOTAL		$663,049.00	$58,548.00

CLAIM NAME	TITLE NUMBER	OWED IN PESOS	OWED IN US DOLLARS (APPROX.)
Los Reyes Fracc. Oeste	210703	$1,259.00	$116.00
Los Reyes Fracc. Sur	212758	$0.00	$0.00
Los Reyes Dos	214131	$29.00	$3.00
Los Reyes Tres	214302	$298.00	$27.00
Los Reyes Cuatro	217757	$32.00	$3.00
Los Reyes Cinco	216632	$10,625.00	$979.00
Los Reyes Seis	225122	$17.00	$2.00
Los Reyes Ocho	226037	$7.00	$1.00
TOTAL		$12,267.00	$1,131.00

C-1

SCHEDULE “D”

CONTRACT OF ASSIGNMENT (SECTION 3(a))

CONTRACT OF ASSIGNMENT OF RIGHTS ENTERED INTO BY AND BETWEEN, AS A FIRST PARTY, MINERA REINA ISABEL, S.A. DE C.V. (HEREINAFTER IDENTIFIED AS THE “ASSIGNOR”), REPRESENTED HEREIN BY MR. JORGE OGARRIO KALB; AND, AS A SECOND PARTY, MINERA PAREDONES AMARILLOS, S.A. DE C.V. (HEREINAFTER IDENTIFIED AS THE “ASSIGNEE”), REPRESENTED HEREIN BY MR. JUAN EUGENIO PIZARRO-SUÁREZ VERGARA-LOPE, IN ACCORDANCE WITH THE FOLLOWING STATEMENTS AND CLAUSES:

S T A T E M E N T S

I.                                         The ASSIGNOR hereby declares through its representative:

1.                                      That it is a Mexican mining company incorporated in accordance with the laws of the United Mexican States, as it is evidenced in the public instrument number 43,517, dated December 15, 1999, granted before Mr. Adrián Rogelio Iturbide Galindo, Notary Public number 139 for Mexico City, Federal District, recorded in the Federal Taxpayers’ Registry under code       -            -      ; duly registered with the Public Registry of Commerce of its corporate domicile, under folio number                   , and also recorded at the Public Registry of Mining, under number       , at page        of volume                of the Book of Mining Companies and that, in accordance with its corporate purpose it has the legal capacity to hold mining concessions as well as to enter into contracts which subject matter are rights deriving from said concessions.

2.                                      That the representative of the ASSIGNOR has enough authority to act in the name and on behalf of his principal, obligating the latter pursuant to the terms and conditions of this Contract, as it is evidenced in the public instrument number 124,968, dated February 27, 2007, granted before Mr. Ignacio Soto Borja y Anda; Notary Public number 129 for Mexico City Federal District; which authority has not been revoked, limited nor modified in any manner whatsoever as of the date of execution of this Contract.

3.                                      That the ASSIGNOR is the only holder of the rights deriving from the mining concessions covering the mining lots named: “NORMA”, title 177858; “SAN MANUEL”, title 188187; “EL PADRE SANTO”, title 196148; “SANTO NIÑO”, title 211513; “EL FAISAN”, title 211471; “PATRICIA”, title 212775; “MARTHA I”, title 213234; “SAN PEDRO”, title 212753; “SAN PABLO”, title 212752; “NUEVA ESPERANZA”, title 184912; and, “SAN MIGUEL”, title 185761 (hereinafter jointly identified as the “LOTS”), which identification data are the following:

a)                                      “NORMA”, mining concession, title 177858, issued on April 29, 1986, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 150.0000 hectares, recorded under number 598, page 150, volume 240 of the Book of Mining Concessions of the Public Registry of Mining;

b)                                     “SAN MANUEL”, mining concession, title 188187, issued on November 22, 1990, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 55.7681 hectares, recorded under number 447, page 113, volume 257 of the Book of Mining Concessions of the Public Registry of Mining;

c)                                      “EL PADRE SANTO”, mining concession, title 196148, issued on July 16, 1993, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 50.0000 hectares, recorded under number 8, page 4, volume 271 of the Book of Mining Concessions of the Public Registry of Mining;

d)                                     “SANTO NIÑO”, mining concession, formerly covered by title 186089 and currently covered by title 211513, issued on May 31, 2000, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 44.0549 hectares, recorded under number 253, page 127, volume 313 of the Book of Mining Concessions of the Public Registry of Mining;

e)                                      “EL FAISAN”, mining concession, formerly covered by title 186088 and currently covered by title 211471, issued on May 31, 2000, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 2.6113 hectares, recorded under number 211, page 106, volume 313 of the Book of Mining Concessions of the Public Registry of Mining;

f)                                        “PATRICIA”, mining concession, formerly covered by title 192854 and currently covered by title 212775, issued on January 31, 2001, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 26.2182 hectares, recorded under number 75, page 38, volume 317 of the Book of Mining Concessions of the Public Registry of Mining;

g)                                     “MARTHA I”, mining concession, formerly covered by title 200768 and currently covered by title 213234, issued on April 9, 2001, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 46.6801 hectares, recorded under number 174, page 87, volume 318 of the Book of Mining Concessions of the Public Registry of Mining;

h)                                     “SAN PEDRO”, mining concession, formerly covered by title 188275 and currently covered by title 212753, issued on November 21, 2000, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 9.0000 hectares, recorded under number 53, page 27, volume 317 of the Book of Mining Concessions of the Public Registry of Mining;

i)                                         “SAN PABLO”, mining concession, formerly covered by title 168615 and currently covered by title 212752, issued on November 21, 2000, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 11.1980 hectares, recorded under number 52, page 26, volume 317 of the Book of Mining Concessions of the Public Registry of Mining;

j)                                         “NUEVA ESPERANZA”, mining concession, title 184912, issued on December 6, 1989, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 33.0000 hectares, recorded under number 332, page 84, volume 251 of the Book of Mining Concessions of the Public Registry of Mining; and,

k)                                      “SAN MIGUEL, mining concession, title 185761, issued on December 14, 1989, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 11.7455 hectares, recorded under number 741, page 186, volume 252 of the Book of Mining Concessions of the Public Registry of Mining.

4.                                      That since the ASSIGNOR does not hold mining concessions which total surface exceeds of 1,000 (one thousand) hectares, pursuant to that set forth by the Mining Law and its Regulations it has no obligation to file reports of proof of assessment works in respect of the LOTS and, therefore, is considered as current in the fulfillment of this obligation, in terms of the applicable legal provisions.

5.                                      That in respect of the obligation to pay mining duties (surface taxes) every semester, the ASSIGNOR acknowledges it is in arrears as it is shown in the list attached hereto as Exhibit II, and therefore the ASSIGNOR agrees that, as part of the consideration for this transfer, the ASSIGNEE assumes the obligation to cover said total amount of back taxes to the Mexican competent authorities, as required.

Notwithstanding that mentioned in the preceding paragraph, the ASSIGNOR further declares it has not received any official communication from the Mexican mining authorities, whereby it has been notified that the mining concessions covering the LOTS are subject to a cancellation procedure for that particular reason and, therefore, the mining concessions covering the LOTS continue in full force and effect as of the date hereof.

6.                                     That the monuments indicating the location of the starting point of each one of the LOTS, are well preserved and built in the terms of the Mining Law and its Regulations and maintained in the same place previously approved by the mining authorities.

7.                                     That with respect to the mining activities carried out within the LOTS as of the date hereof, the ASSIGNOR declares that it is in full compliance with the laws and regulations related to labor, tax and environmental matters; likewise, to the best of the ASSIGNOR’s knowledge:

(i)                                   The conditions in respect of the LOTS and of the activities carried out therein are in full compliance with the applicable environmental laws and regulations, including but not limited to the storage and disposal of waste materials;

(ii)                                There are no current orders or requirements related to environmental matters whereby any restoration, work, construction or expenses with respect to the LOTS and to the operations related thereto have been requested, nor has the ASSIGNOR received any notice related to the foregoing, nor is aware of the existence of any basis under which such orders or requirements could be issued; and

(iii)                             The mining concessions covering the LOTS are not located within a Natural Protected Area or Environmental Reserve whatsoever, whether federal or local, nor has the ASSIGNOR received any communication informing the ASSIGNOR on the possibility of the creation of a reserve of said nature over the area where the LOTS are located.

The ASSIGNOR also declares that, to the extent required, all of the authorizations needed to carry out works within the LOTS prior to the date of execution of this Contract were duly and timely obtained, including the authorization from the owners or holders of the surface lands where the LOTS are located; therefore, as of the date of execution of this document, no environmental contingency, nor of any other nature exists, which may hinder the validity of said mining concessions or that may involve or affect the ASSIGNEE in any manner.

8.                                     That all the rights deriving from the mining concessions covering the LOTS are free of any liens, encumbrances, burdens, claims, lawsuits and limitations of domain of any nature, and that to the date of execution of this document, the ASSIGNOR has not entered into any contract still in effect, nor will enter into any contract, nor it has performed, nor will perform, any act with respect to the LOTS, which could encumber, burden or limit, in any manner whatsoever, the rights that it has over the abovementioned mining concessions; therefore, the ASSIGNOR guaranties the existence, validity and availability of the rights referred to herein, stating that it has clear and clean title to the concessions covering the LOTS.

9.                                     That the LOTS are free and clear of the obligation to pay royalties of any kind to any third party, including the NSR Royalty agreed in favor of Compañía Minera Mariposa, S.A. de C.V., by means of certain contract entered into on October 25, 1996, among said company and Minera Sierra Pacífico, S.A. de C.V.

10.                              That the execution of this Contract by the ASSIGNOR does not constitute a breach of any obligation among its shareholders nor of any obligations between the ASSIGNOR and any third party, either contractual or legal, therefore, the ASSIGNOR may freely dispose of the rights deriving from the mining concessions covering the LOTS and transfer the same to the ASSIGNEE.

11.                              That based on all the foregoing, the ASSIGNOR hereby wishes to enter into this Contract in order to transfer to the ASSIGNEE all of the rights deriving from the mining concessions covering the LOTS, in the terms and conditions set forth herein.

II.                                    The ASSIGNEE hereby declares through its representative:

1.                                      That it is a Mexican mining company incorporated in accordance with the laws of the United Mexican States, as it is evidenced in the public instrument number 96,009, dated August 21, 1984, granted before Mr. Fausto Rico Alvarez, Notary Public number 6 for the Federal District and duly recorded with the Public Registry of Commerce of said City under folio number 72662, registered with the Federal Taxpayer’s Registry under code MPA-840821-2Z0 and also recorded at the Public Registry of Mining, under number 231, at page 179 of volume XXVI of the Book of Mining Companies and that, according to its corporate purpose, it has the legal capacity to hold mining concessions as well as to enter into contracts which subject matter are rights deriving from said concessions.

2.                                     That the representative of the ASSIGNEE has enough authority to act in the name and on behalf of its principal, obligating the latter under the terms and conditions of this Contract, as it is evidenced in the public instrument number 206, dated May 17, 2006, granted before Mr. Guillermo Aarón Vigil Chapa, Notary Public number 247 for Mexico City, Federal District; which authority, as of the date of execution of this document, has not been revoked, limited nor modified in any manner whatsoever.

3.                                     That the ASSIGNEE wishes to enter into this Contract, in order to acquire from the ASSIGNOR all of the rights deriving from the mining concessions covering the LOTS, under the terms and conditions set forth in this document.

Given the foregoing declarations, the parties agree on the following:

C L A U S E S

FIRST.                                 Purpose.                        The ASSIGNOR hereby transfers to the ASSIGNEE all of the rights deriving from the mining concessions covering the LOTS, which identification data are specified in subparagraphs a) through k) of statement  I.3 of this Contract, in the understanding that this transfer of rights to the ASSIGNEE is being effected without any reserve or limitation of any nature whatsoever and free and clear of any liens, encumbrances, burdens, claims, lawsuits, mortgages, attachments or ownership limitations of any nature whatsoever, including but not limited to third party rights of any kind, debts (except for the outstanding mining duties described in declaration I.5 of this document), restrictions either contractual or legal, royalties and contingencies or liabilities not disclosed or revealed in writing by the ASSIGNOR to the ASSIGNEE.

This Assignment of Rights is valid and effective in the terms of this Contract and pursuant to that set forth in the Mining Law, its Regulations and any other applicable legal provisions.

SECOND.                 Consideration.                                        The consideration that the parties have agreed for the assignment of all the rights deriving from the mining concessions covering the LOTS subject matter of this Contract, and which the ASSIGNEE shall pay to the ASSIGNOR on the date of execution and ratification of this Contract before a Mexican Notary Public, is the total amount of $10,000.00 U.S.Cy (Ten thousand dollars 00/100 lawful currency of the United States of America), plus the corresponding Value Added Tax (15%). Additionally, the ASSIGNEE hereby undertakes the obligation to cover the outstanding mining duties (back taxes) mentioned in the document attached hereto as Exhibit II to the Mexican competent authorities, as required.

Upon receiving the aforesaid consideration, the ASSIGNOR hereby grants to the ASSIGNEE the broadest discharge with respect to said amount, and simultaneously delivers to the ASSIGNEE the respective invoice that should comply with each and all the tax requirements, pursuant to that set forth in the Mexican applicable legal provisions.

THIRD.                              Other Obligations.                 The ASSIGNEE shall be responsible for complying with each and all obligations, contingencies or requirements deriving from the activities to be carried out within the LOTS as from the date of execution and ratification of this Contract of before a Notary Public by both parties, which include -among others- the payment of the outstanding mining duties, as well as the payment of the mining duties as from the second semester of 2007.

The ASSIGNOR shall be responsible for any obligations, claims, complaints, contingencies or requirements that may derive from any acts performed in respect of the LOTS and activities that had been carried out within the LOTS prior to the execution and ratification of this Contract before a Notary Public.

In line with that stated in declaration I.9 of this Contract and also that stated in the preceding paragraph, the ASSIGNOR hereby undertakes to hold the ASSIGNEE free and harmless from any and all claims, liabilities or legal actions that could be initiated against the ASSIGNEE by any third party that may claim to have a right arising prior to the date hereof, to receive any kinds of royalties in respect of minerals produced and sold from the LOTS.

Furthermore, the ASSIGNOR hereby undertakes to indemnify the ASSIGNEE in the event the ASSIGNEE should disburse any amount to defend any claim, liability or legal action initiated against the ASSIGNEE by any third party that may claim to have a right arising prior to the date hereof, to receive any kinds of royalties in respect of minerals produced and sold from the LOTS, as well as  to indemnify the ASSIGNEE for any amount the ASSIGNEE had been obliged to pay on such concept by a competent authority.

FOURTH.                  Expenses, Fees and Taxes.                           Each party shall be responsible of complying with the tax obligations corresponding to each one of them, in accordance with that set forth in the applicable legal provisions.

Each party shall also be responsible for payment of their own expenses, including legal and accounting fees, in connection with the execution of this Contract; the above, except for the notarial fees deriving from the ratification of this Contract before a Notary Public and the duties for the filing of this Contract before the Public Registry of Mining, which shall be borne by the ASSIGNEE.

FIFTH.                                  Formalities.      The parties ratify before a Mexican Notary Public the content and signatures of this Contract and, for the purposes of that mentioned in the first paragraph of article 23 of the Mining Law, the ASSIGNEE expressly obligates itself to request the registration of this Contract in the Public Registry of Mining, pursuant to that set forth in the Mining Law and its Regulations.

SIXTH.                               Domiciles.              All the notices to be made among the parties pursuant to this Contract shall be in writing, delivered in an authentic manner at their domiciles and, for such purpose, the parties designate the following domiciles:

THE ASSIGNOR:	THE ASSIGNEE:
Minera Reina Isabel, S.A. de C.V.	Minera Paredones Amarillos, S.A. de C.V.
Av. Constituyentes No. 345 - 7º piso	Sonora No. 760
Col. Daniel Garza	Col. Pueblo Nuevo
C.P. México, D.F.	C.P 23060 La Paz, B.C.S.
Att’n: Mr. Jorge Ogarrio Kalb	Att’n: Mr. Gonzalo Zavala

Any change of domicile or of representative shall be notified in writing, delivered in an authentic manner. Notwithstanding the foregoing, should any party not notify the other of any change of domicile, it shall be understood that all notices delivered at the last domicile designated shall be valid for all legal purposes.

SEVENTH.                                    Warranty of Title.                                             Pursuant to that set forth in the Mexican laws, the ASSIGNOR shall indemnify the ASSIGNEE for any and all damages it may suffer in the event the ASSIGNEE is totally or partially dispossessed by due process of law, of the rights on the LOTS hereby transferred to the ASSIGNEE.

EIGHTH.                                               Absence of Injury.                                             Notwithstanding the legal nature of this Contract, the parties expressly declare that no injury derives from the covenants contained in this document and, even in case it might exist, they expressly waive the right to request the relative nullity referred to in articles 2228 and 2239 of the Civil Code for the Federal District, and the correlative articles of the Federal Civil Code and the correlative articles of the Civil Codes of all of the States of the United Mexican States.

NINTH.                              Applicable Laws and Jurisdiction.                                 This Contract which is entered into in terms of that provided in the last paragraph of article 23 of the Mining Law and article 78 of the Commerce Code, is of a mercantile nature; therefore, for all that is not expressly agreed herein and for the interpretation of and compliance with, this Contract, the Mining Law, its Regulations and the Commerce Code shall apply, and for all that is not provided in the abovementioned laws the Federal Civil Code shall apply, as suppletory law.

All disputes arising out, deriving from or in connection with, this Contract, shall be finally and definitively settled by arbitration, under the Rules of Arbitration of the International Chamber of Commerce (ICC), by one or three arbitrators appointed in accordance with the said Rules.

The laws applicable to the subject matter will be those mentioned in the first paragraph of this clause and any other legal provisions resulting applicable in the United Mexican States.

The place of arbitration will be Mexico City, Federal District, and the language to carry out the arbitration procedure will be Spanish; however, the parties may enter or file before the arbitrator(s) documents either in English or Spanish, as they were originally drafted and exchanged between them, therefore, the arbitrator or arbitrators should have broad knowledge of both languages. The award to be issued by the sole arbitrator or the arbitral court will be definitive; therefore, the parties expressly waive the right to file any subsequent recourse or remedy against said award.

TENTH.                            Official Version.                            Given that this Contract will have legal effects in the United Mexican States, the parties agree that if English and Spanish versions of this Contract are prepared only for the benefit of the parties, the final version of this Contract executed in Spanish and ratified before a Mexican Notary Public shall prevail for all legal purposes.

Having read this document, the parties ratify same in its entirety and sign it on                         , 2007, in the City of Mexico City, Federal District.

THE ASSIGNOR	THE ASSIGNEE
MINERA REINA ISABEL, S.A. DE C.V.	MINERA PAREDONES AMARILLOS,
S.A. DE C.V.

Jorge Ogarrio Kalb	Juan E. Pizarro-Suárez V.L.
Attorney-in-fact	Attorney-in-fact

SCHEDULE “E”

PURCHASE AND TERMINATION AGREEMENT

THIS AGREEMENT dated for reference the 19th day of December, 2007

AMONG:                                                                                           KLAUS GENSSLER, businessman of 26 Farnham Park Drive, Houston, Texas, U.S.A., 77024, GENSSLER INVESTMENT PARTNERSHIP, LLP, a Florida Limited Liability Partnership, having an office at 2602 Juniper Court, Palm City, Florida, U.S.A., 34990, DOUGLAS D. FOOTE, businessman of 2653 Stout Street, Denver, Colorado, U.S.A., 80205 and SYNERGEX GROUP LIMITED PARTNERSHIP, a Delaware Limited Partnership, having an office at 19 Cobb Island Drive, Greenwich, Connecticut, U.S.A., 06830

(hereinafter collectively referred to as the “SM Group”)

AND:                                                                                                               GRANDCRU RESOURCES CORPORATION, a body corporate duly incorporated and existing under the laws of the Province of British Columbia, Canada and having an office at Suite 1780-400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6

(“Grandcru”)

AND:                                                                                                               MINERA PAREDONES AMARILLOS, S.A. DE C.V., a body corporate duly incorporated and existing under the laws of the United Mexican States and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127.

(“MPA”)

AND:                                                                                                               VISTA GOLD CORP., a body corporate duly incorporated and existing under the laws of the Yukon Territory, Canada and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127

(“Vista” and together with the SM Group, Grandcru and MPA, the “Parties”)

WHEREAS:

A.                                   Grandcru and Vista have entered into a letter agreement dated December 19, 2007 (the “Purchase Agreement”), pursuant to which, among other things, Grandcru has agreed to terminate and relinquish all of its title to and interests in the mining concessions set out in Appendix A attached hereto (the “San Miguel Concessions”), upon the terms and conditions set forth in the Purchase Agreement;

B.                                     The SM Group and Minera GRC, S.A. de C.V. (“Minera GRC”) entered into an option agreement dated for reference the 24th day of February 2004 (the “Option Agreement”);

C.                                     The SM Group and Grandcru entered into an agreement of guarantee dated for reference the 24th day of February 2004 (the “Agreement of Guarantee”) pursuant to which Grandcru irrevocably and unconditionally guaranteed to the SM Group the full and timely performance by Minera GRC of each and every obligation of Minera GRC under the Option Agreement;

D.                                    the Agreement of Guarantee and the Option Agreement contemplate that Minera GRC is a body corporate incorporated under the laws of the United Mexican States and is a subsidiary of Grandcru, nonetheless, Minera GRC, to the best of the knowledge of Grandcru, has never been incorporated under the laws of the United Mexican States and is not a subsidiary of Grandcru and as a result, Grandcru is obligated under the Agreement of Guarantee to perform Minera GRC’s obligations under the Option Agreement; and

E.                                      in connection with the Purchase Agreement, Grandcru and the SM Group wish to terminate the Option Agreement and the Agreement of Guarantee and Vista wishes to purchase, through its Mexican subsidiary MPA, and the SM Group wish to sell, through Minera Reina Isabel, S.A. de C.V. (“MRI”), a Mexican company, to Vista, through its Mexican subsidiary, MPA, the San Miguel Concessions subject to the terms and conditions contained in this agreement.

NOW, THEREFORE in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1.                                                                                       Representations and Warranties of the SM Group.

1.1                                The SM Group represents and warrants to Vista and MPA that to the best of its knowledge, information and belief, without making any other inquiries or otherwise undertaking any investigation:

(a)                                  no person other than MRI and the SM Group has any interest in any of the mining concessions comprised in the San Miguel Concessions (as set forth in Appendix A attached hereto) or production therefrom derived by, through or under the SM Group or Compañía Minera Mariposa, S.A. de C.V.; and

(b)                                 there has been no material violation of the applicable mining, labour, environmental and taxation laws in the course of operations on the San Miguel Concessions, other than the failure to pay certain taxes or concession fees, or both.

1.2                                The SM Group represents and warrants to Vista and MPA that it has the full right and authority to enter into this agreement and to cause MRI to transfer to Vista or MPA all of SM Group’s right, title and working interest in and to the San Miguel Concessions in accordance with the provisions contained herein.

2.                                                                                       Representation and Warranty and Indemnity of the San Miguel Group and of Grandcru. Grandcru and the SM Group represent and warrant to Vista and to MPA that the San Miguel Concessions are free and clear from the net smelter return royalty agreed to on October 25, 1996 in favor of Compañía Minera Mariposa, S.A. de C.V. (the “1996 NSR Royalty”) and each of Grandcru and the SM Group, jointly and severally, hold Vista and MPA free and harmless from any and all claims that could be initiated against Vista, MPA and their successors and assigns, by any party that may claim to be holder of the 1996 NSR Royalty and to indemnify, Vista, MPA and their affiliates, successors and assigns, and their directors, officers, employees, agents and attorneys from and against all costs, expenses, damages or liabilities, including attorneys’ fees and other costs of litigation (either threatened or pending) arising out of any claim in any way related or connected to an attempt to enforce the 1996 NSR Royalty.

3.                                                                                       Purchase and Sale. The SM Group hereby agrees to sell, through MRI, and Vista hereby agrees to purchase, through its Mexican subsidiary, MPA, on the Closing Date (as defined in the Purchase Agreement) (the “Effective Date”), all of the rights, title and interest of the SM Group and MRI in and to the San Miguel Concessions and all interest in minerals or mineral tenures, or any rights or options to acquire any such interest(s) in consideration for: (i) US$75,000 payable in cash to the SM Group on the Effective Date, and (ii) the grant to the SM Group of a net smelter return royalty (the “NSR”) with respect to the production of minerals from the San Miguel Concessions, as described in Appendix B attached hereto. For greater certainty, a breach of, failure of or inaccuracy in any one or more of the declarations, representations or warranties in the Contract of Assignment entered into, or to be entered into, between MRI and MPA will not effect the valid and binding nature of this Agreement (including the NSR).

4.                                                                                       Net Smelter Return Royalty Buy-Down.

4.1                                 The SM Group hereby grants to Vista and MPA the right to buy up to a 100% interest in the NSR by making a one time payment to the SM Group at any time. The amount of the payment required to purchase the entire NSR shall be US$1,000,000. If a lesser percentage of the NSR is to be purchased, the US$1,000,000 payment shall be pro rated accordingly. For example, if one half of the NSR is intended to be purchased, the required purchase price shall be one half of US$1,000,000.

4.2                                 On exercise of the buy-down granted in subsection 4.1, the Parties shall execute all such documentation as may be reasonably required to complete the same.

5.                                                                                       Costs and Fees. Each Party shall be responsible for payment of its own expenses, including legal and accounting fees, in connection with the execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are completed.

6.                                                                                       Termination of the Option Agreement and the Agreement of Guaranty:  Each of Grandcru, on its own behalf and on behalf of Minera GRC, and the SM Group acknowledge and agree that effective as of the Effective Date, the Option Agreement and the Agreement of Guarantee are terminated, without any further act or formality, and the Option Agreement and the Agreement of Guarantee are of no further force or effect as of such date.

7.                                                                                      Assignment:  Vista may not transfer or assign its interest in the San Miguel Concessions, unless it has obtained the prior written consent of the SM Group, which consent will not be unreasonably withheld.

8.                                                                                       Further Assurances:  Each of the Parties shall at all times hereafter execute and deliver, at the request of another Party, all such further documents and instruments and shall do and perform all such further acts as may be reasonably required by that other Party to give full effect to the intent and meaning of this Agreement.

9.                                                                                       Binding Effect:  This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

10.                                                                                 Time of Essence:  Time shall be of the essence of this Agreement.

11.                                                                                 Governing Law:  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

12.                                                                                 Counterparts:  This Agreement may be executed by the parties and transmitted by facsimile or other electronic means, and if so executed and transmitted, this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement. This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

GENSSLER INVESTMENT PARTNERSHIP LLP

By:
KLAUS GENSSLER		General Partner

SYNERGEX GROUP LIMITED PARTNERSHIP

By:
DOUGLAS D. FOOTE		General Partner

GRANDCRU RESOURCES CORPORATION		MINERA PAREDONES AMARILLOS, S.A. DE C.V.

By:		By:
	W. Glen Zinn, President and CEO		Howard Harlan, Legal Representative

VISTA GOLD CORP.

By:
Howard Harlan, Vice President, Business Development

APPENDIX A

SAN MIGUEL CONCESSIONS

Claim Name	Title Number	Surface Area
Norma	177858	150.0000 hectares
San Manuel	188187	55.7681 hectares
El Padre Santo	196148	50.0000 hectares
Santo Niño	211513	44.0549 hectares
El Faisan	211471	2.6113 hectares
Patricia	212775	26.2182 hectares
Martha I	213234	46.6801 hectares
San Pedro	212753	9.0000 hectares
San Pablo	212752	11.1980 hectares
Nueva Esperanza	184912	33.0000 hectares
San Miguel	185761	11.7455 hectares

APPENDIX B

NSR

MPA shall pay to the SM Group a NSR equal to two per cent (2%) of the Net Value of all ores, minerals, metals, and materials mined and removed from the San Miguel Concessions and sold or deemed to have been sold by or for MPA or MPA’s designee. The NSR shall be paid to the members of the SM Group in the following proportions:  Synergex Group Limited Partnership 45.25%, Genssler Investment Partnership LLP 22.625%, Klaus Genssler 22.625% and Douglas D. Foote 9.5%. Vista guarantees the timely and full payment by MPA of the NSR to the SM Group. The obligation to pay NSR shall accrue upon the outturn of refined metals meeting the requirements of the specified published price to the account of MPA or MPA’s designee (or to a third party account for the benefit of MPA or MPA’s designee) or the sooner sale of unrefined metals, dore, concentrates, ores or other mineral products or materials as hereinafter provided.

a.                                       As used herein. Net Value means the Gross Value (as defined below) of such ores, minerals, metals or materials, less:

1.                                       all costs, charges and expenses paid or incurred by MPA or MPA’s designee with respect to products of such ores, minerals or materials for treatment in the smelting and refining processes (including handling, processing, and provisional settlement fees, representation costs, penalties, and other processor deductions);

2.                                       all costs, charges and expenses paid or incurred by MPA or MPA’s designee for transportation (including freight, insurance, security, transaction taxes, handling, port, demurrage, delay, and forwarding expenses incurred by reason of or in the course of such transportation) of ores, minerals, concentrates or other products or materials from the San Miguel Concessions to the place of smelting and refinery treatment and then to the place of sale; and

3.                                       sales, use, severance, net proceeds of mine, and ad valorem taxes and any other tax on or measured by mineral production from the San Miguel Concessions or the value of such production (other than income taxes).

b.                                      As used herein, Gross Value shall have the following meanings for the following categories of metals, minerals, minerals products and other materials produced from the San Miguel Concessions and sold or deemed sold by MPA or MPA’s designee, calculated each calendar month:

1.                                       If MPA or MPA’s designee causes refined gold meeting or exceeding generally accepted commercial standards for the sale of refined gold (it being understood that the specification for refined gold published by the London Bullion Market Association presently meets such standards) to be produced from ores mined from the San Miguel Concessions, for purposes of determining the NSR the refined gold shall be deemed to have been sold at the Monthly Average Gold Price (as defined below) for the calendar month in which it was produced, and the Gross Value shall be determined by multiplying Gold Production (as defined below) during the calendar month by the Monthly Average Gold Price. As used herein, Gold Production means the quantity of refined gold outturned to MPA’s or MPA’s designee’s pool account (or to a third party account for the benefit of MPA or MPA’s designee) during the calendar month by an independent third-party refinery for gold produced from the San Miguel Concessions on either a provisional or final settlement basis. As used herein, Monthly Average Gold Price means the average London Bullion Market Association P.M. Gold Fix, calculated by dividing the sum of all such prices reported for the calendar month by the number of days in the month for which such prices were reported.

2.                                       If MPA or MPA’s designee causes refined silver meeting or exceeding generally accepted commercial standards for the sale of refined silver (it being understood that the specification for refined silver published by Handy & Harman presently meets such standards) to be produced from ore mined from the San Miguel Concessions, for purposes of determining the NSR the refined silver shall be deemed to have been sold at the Monthly Average Silver Price (as defined below) for the calendar month in which it was produced, and the Gross Value shall be determined by multiplying Silver Production (as defined below) during the calendar month by the Monthly Average Silver Price. As used herein, Silver Production means the quantity of refined silver out turned to MPA’s or MPA’s designee’s pool account (or to a third party account for the benefit of MPA or MPA’s designee) during the calendar month by an independent third-party refinery for silver produced from the San Miguel Concessions on either a provisional or final settlement basis. As used herein, Monthly Average Silver Price means the average London Bullion Market Association daily Silver Fix, calculated by dividing the sum of all such prices reported for the calendar month by the number of days in the month for which such prices were reported.

3.                                       If MPA or MPA’s designee causes refined or processed metals other than refined gold and silver to be produced from ores mined from the San Miguel Concessions, for purposes of determining the NSR the refined or processed metal shall be deemed to have been sold at the Monthly Average Metal Price (as defined below) for such metal for the calendar month in which it was produced, and the Gross Value shall be determined by multiplying Other Metal Production (as defined below) of such metal during the calendar month by the Monthly Average Metal Price for such metal. As used herein, “Other Metal Production” means the quantity of a metal outturned to MPA’s or MPA’s designee’s pool account (or to a third-party account for the benefit of MPA or MPA’s designee) during the calendar month by an independent third-party refinery for such metal produced from the San Miguel Concessions on either a provisional or final settlement basis. As used herein, Monthly Average Metal Price means the average price of such metal for immediate delivery in an established North American market or on the London Metal Exchange, as selected by MPA or MPA’s designee, as published in Metals Week or a similar publication, calculated by dividing the sum of all such prices reported for such metal for the calendar month by the number of days in the month for which such prices were reported.

4.                                       If MPA or MPA’s designee sells raw ores principally valuable for their precious metals content or concentrates of precious metals or dore produced from ores mined from the San Miguel Concessions, then the Gross Value shall be calculated as set forth above in Paragraphs b.l, b.2, and b.3 except that the Gold Production, Silver Production or Other Metal Production shall, in each case, be equal to the gold, silver and other metals contained in such raw ores, concentrates or dore sold in the calendar month multiplied by (i) the recovery rate contractually determined between MPA or MPA’s designee and an independent third-party processor or (ii) if there is not a specifically contracted recovery rate, then by an assumed recovery rate equal to the average recovery rate for such metal during beneficiation of such ores by an independent third-party processor for the latest calendar quarter ended prior to such calendar month in which ores, concentrates or dore from the San Miguel Concessions were beneficiated, and in the event that such ores have not been so beneficiated during any such calendar quarter, the recovery rate shall be the actual recovery rate experienced by the independent third-party purchaser of such ores, concentrates or dore.

5.                                       In the event that MPA or MPA’s designee sells other raw ores, concentrates, other products produced from ores, or other materials mined or produced from the San Miguel Concessions, then the Gross Value shall be equal to the amount of the proceeds actually received by MPA or MPA’s designee during the calendar month from the sale of the same in an arms-length transaction with an independent third party. If the sale transaction is not an arms-length transaction with an independent third party, then the Gross Value shall be equal to the amount of the proceeds that would have been received in a bona fide arms-length transaction with an independent third party.

c.                                       MPA or MPA’s designee shall have the right to mix or commingle, at any location and either underground or at the surface, any ores, metals, minerals, mineral products or other materials from the San Miguel Concessions with any ores, metals, minerals, mineral products or other materials from other lands, provided that MPA or MPA’s designee shall determine the weight and volume of, and shall sample and analyze the sample of all such ores, metals, minerals, mineral products and other materials before the same are mixed or commingled. Any such determination of weight and volume, sampling and analysis shall be done in accordance with practices and procedures generally accepted as sound throughout the North American mining industry. The weight or volume (as appropriate) so determined and the analysis results shall be used as the basis to calculate that portion of the refined gold, silver, other metals, raw ores, concentrates, other products produced from ores, or other materials from or constituting the portion of the mixed or commingled materials which constitutes Gold Production, Silver Production, Other Metal Production, or other raw ores, concentrates, other products produced from ores or other materials on which a NSR is due under this Appendix B. A sealed split of each sample and a copy of the record of the weight and volume determination, analysis procedure and analysis results shall be maintained by MPA or MPA’s designee for the period of time provided in paragraph (h), below, for the SM Group to have audited the accounts and records of MPA or MPA’s designee pertaining to the material contained in the sample. The SM Group may itself inspect or cause to be inspected such determination and analysis records and may require the sealed sample to be sent for analysis by an independent laboratory selected by the independent auditor provided for in paragraph (h). The independent laboratory results shall be determinative and the cost of analysis shall be borne on the same basis as provided for audit costs in paragraph (h).

d.                                      Where outturn of refined metals is made by an independent third-party refinery on a provisional basis, the Gross Proceeds shall be based upon the amount of refined metal credited by such provisional settlement, but shall be adjusted in subsequent statements to account for the amount of refined metal established by final settlement by the refinery.

e.                                       The SM Group acknowledges that the purpose of paragraphs b.1, 2 and 3 above is to pay the SM Group a NSR on the basis of the value of the refined gold, silver and other refined or processed metals produced from ores mined from the San Miguel Concessions as established by the London Bullion Market Association P.M. Gold Fix for gold, the average London Bullion Market Association daily Silver Fix for silver, and the North American or London Metal Exchange published price in Metals Week for any other metal subject to royalty on a published price basis, regardless of the price or proceeds actually received by MPA or MPA’s designee or any affiliate for or in connection with such metal, or the manner in which a sale of refined metal to a third party is made by MPA or any affiliate. The SM Group further acknowledges that MPA or MPA’s designee or any affiliate shall have the right to market and sell or refrain from selling refined gold and silver and other refined or processed metal produced from the San Miguel Concessions in any manner it may elect, and that MPA or MPA’s designee and its or their affiliates shall have the right to engage in forward sales, futures trading or commodity options trading, and other price hedging, price protection, and speculative arrangements (“Trading Activities”) which may involve the possible delivery of gold or silver or other metals produced from the San Miguel Concessions. The SM Group specifically acknowledges and agrees that the NSR shall not apply to, and the SM Group shall not be entitled to participate in, the proceeds generated by MPA or MPA’s designee or its or their affiliates in Trading Activities or in the actual marketing or sales of refined gold and silver and other metals. MPA and MPA’s designee shall not be entitled to deduct from Gross Proceeds any losses suffered by MPA or MPA’s designee or its or their affiliates in Trading Activities in determining the Net Proceeds of any refined or processed metal subject to the NSR.

f.                                         NSR payments shall become due and payable quarterly on the last day of the month next following the end of the calendar quarter in which the same accrued. NSR payments shall be accompanied by a statement showing in reasonable detail on a calendar month basis the quantities and grades of the refined metals, dore, concentrates, other mineral products, ores or other materials produced from the San Miguel Concessions and sold or deemed sold by MPA or MPA’s designee in the preceding calendar quarter; the date of outturn or sale; the monthly average price determined as provided above for refined or processed metals on which NSR is due; the proceeds of sale for other mineral products or other materials on which NSR is due under paragraph b.5, above; deductions applied to derive Net Value from Gross Value; and other pertinent information in sufficient detail to explain the calculation of the NSR payment.

g.                                      Quarterly royalty statements shall also list the quantity and quality of any gold or silver dore which has been retained as inventory for more than sixty (60) days. The SM Group shall have fifteen (15) days after receipt of the statement to either (1) request that the dore be deemed sold as provided in paragraphs b.1, 2 and 3, above, as of the fifteenth day after receipt of such statement utilizing the mine weights and assays for such dore and utilizing a deemed charge for all deductions specified in paragraph a. above, which shall be based upon the most recent charges to MPA or MPA’s designee for such services by an unaffiliated third party, or (2) elect to wait until the time that refined gold or silver or other refined or processed metal from such dore is actually outturned to MPA or MPA’s designee or such dore is sooner sold by MPA or MPA’s designee. The failure of the SM Group to respond within such time shall be deemed to be an election under (2) above. No NSR shall be due with respect to stockpiles of ores or concentrates unless and until such ores or concentrates actually are sold.

h.                                      All NSR payments shall be considered final and in full satisfaction of all obligations of MPA with respect thereto, unless the SM Group gives MPA written notice describing and setting forth a specific objection to the determination thereof within one hundred twenty (120) days after receipt by the SM Group of the quarterly royalty statement. If the SM Group objects to a particular quarterly statement as herein provided, the SM Group shall, for a period of sixty (60) days after MPA’s receipt of notice, and at a reasonable time, have the right to have accounts and records of MPA’s or MPA’s designee or both relating to the calculation of the NSR in question audited by a certified public accountant reasonably acceptable to the SM Group and to MPA, and MPA shall cooperate in such audit in every way reasonably requested by the auditor. Any internationally recognized major accounting firm proposed by the SM Group and not having performed work for either party within the 18 months prior to such proposal shall be deemed mutually acceptable. If such audit determines that there has been a deficiency or an excess in the payment made to the SM Group, such deficiency or excess shall be resolved by adjusting the next quarterly NSR payment due hereunder, or by prompt payment by the party owing money in the event there are no further, or insufficient, future NSR payments. The SM Group shall pay all costs of such audit unless a deficiency of five percent or more of the amount due to the SM Group is determined to exist. MPA shall pay all costs of such audit if a deficiency of five percent or more of the amount due to the SM Group is determined to exist. All books and records used by MPA or MPA’s designee to calculate Production Royalties due hereunder shall be kept in accordance with United States or Canadian generally accepted accounting principles consistently applied. Failure on the part of the SM Group to make claim on MPA for adjustment in such 120-day period shall establish conclusively for all purposes the correctness of that quarterly royalty statement.

i.                                          All NSR payments shall be made to the SM Group in United States Dollars at the address for notices to the SM Group. Each payment shall be deemed made if a check drawn on a U.S. bank or a U.S. funds bank draft issued by a Canadian Chartered Bank or a U.S. funds bank draft issued by a principal Mexican commercial bank in the amount payable is dispatched to each of the respective members of the SM Group by recognized international courier service on or before the date the payment is to be made and such check or bank draft is honored in due course when presented to the bank upon which it is drawn.

j.                                          All acts and omissions by MPA’s designee in respect of the subject matter of this Appendix B shall be deemed to be acts and omissions of MPA.

SCHEDULE “F”

CONTRACT OF ASSIGNMENT (SECTION 3(c))

CONTRACT OF ASSIGNMENT OF RIGHTS ENTERED INTO BY AND BETWEEN, AS A FIRST PARTY, DESARROLLOS MINEROS SAN LUIS, S.A. DE C.V. (HEREINAFTER IDENTIFIED AS THE “ASSIGNOR”), REPRESENTED HEREIN BY MR.                                            ; AND, AS A SECOND PARTY, MINERA PAREDONES AMARILLOS, S.A. DE C.V. (HEREINAFTER IDENTIFIED AS THE “ASSIGNEE”), REPRESENTED HEREIN BY MR.                                          , IN ACCORDANCE WITH THE FOLLOWING STATEMENTS AND CLAUSES:

S T A T E M E N T S

I.                                         The ASSIGNOR hereby declares through its representative:

1.                                      That it is a Mexican mining company incorporated and existing in accordance with the laws of the United Mexican States, as it is evidenced in the public instrument number 73,194 dated July 26, 2005, granted before Mr. Miguel Alessio Robles Notary Public number 19 for the City of Mexico, Federal District, recorded in the Federal Taxpayers’ Registry under code DMS-050731-LX7 duly registered with the Public Registry of Commerce of its corporate domicile, under folio number 338774 and also recorded at the Public Registry of Mining, under number 303, at page 152 of volume 38 of the Book of Mining Companies and that, in accordance with its corporate purpose it has the legal capacity and no restrictions whatsoever to hold mining concessions as well as to enter into contracts which subject matter are rights deriving from said concessions.

2.                                      That the representative of the ASSIGNOR has enough authority to act in the name and on behalf of his principal, obligating the latter pursuant to the terms and conditions of this Contract, as it is evidenced in the public instrument number             , dated                   ,         , granted before Mr.                                ; Notary Public number        for the City of                                 ; which authority has not been revoked, limited nor modified in any manner whatsoever as of the date of execution of this Contract.

3.                                      That the ASSIGNOR is the only holder of the rights deriving from the mining concessions covering the mining lots named: “LOS REYES FRACCIÓN NORTE”, title 212757; “LOS REYES FRACCIÓN SUR”, title 212758; “LOS REYES FRACCIÓN OESTE”, title 210703; “LOS REYES DOS”, title 214131; “LOS REYES TRES”, title 214302; “LOS REYES CUATRO”, title 217757; “LOS REYES CINCO”, title 216632; “LOS REYES SEIS”, title 225122; “LOS REYES SIETE”, title 225123; and “LOS REYES 8”, title 226037 (hereinafter jointly identified as the “San Luis Concessions”), which identification data are the following:

a)                                      “LOS REYES FRACCIÓN NORTE”, mining concession, title 212757, issued on November 22, 2000, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 1,334.4710 hectares, recorded under number 57, page 29, volume 317 of the Book of Mining Concessions of the Public Registry of Mining;

b)                                     “LOS REYES FRACCIÓN SUR”, mining concession, title 212758, issued on November 22, 2000, located in the Municipality of Cosalá, State of Sinaloa, with a surface of

598.0985 hectares, recorded under number 58, page 29, volume 317 of the Book of Mining Concessions of the Public Registry of Mining;

c)                                      “LOS REYES FRACCIÓN OESTE”, mining concession, title 210703, issued on November 18, 1999, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 476.9373 hectares, recorded under number 163, page 82, volume 311 of the Book of Mining Concessions of the Public Registry of Mining;

d)                                     “LOS REYES DOS”, mining concession, title 214131, issued on August 10, 2001, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 17.3662 hectares, recorded under number 351, page 176, volume 320 of the Book of Mining Concessions of the Public Registry of Mining;

e)                                      “LOS REYES TRES”, mining concession, title 214302, issued on September 6, 2001, located in the Municipality of Tamazula, State of Durango, with a surface of 197.0000 hectares, recorded under number 162, page 81, volume 321 of the Book of Mining Concessions of the Public Registry of Mining;

f)                                        “LOS REYES CUATRO”, mining concession, title 217757, issued on August 13, 2002, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 11.1640 hectares, recorded under number 17, page 9, volume 331 of the Book of Mining Concessions of the Public Registry of Mining;

g)                                     “LOS REYES CINCO”, mining concession, title 216632, issued on May 17, 2002, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 319.9852 hectares, recorded under number 332, page 166, volume 327 of the Book of Mining Concessions of the Public Registry of Mining;

h)                                     “LOS REYES SEIS”, mining concession, title 225122, issued on July 22, 2005, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 427.6609 hectares, recorded under number 182, page 91, volume 351 of the Book of Mining Concessions of the Public Registry of Mining;

i)                                         “LOS REYES SIETE”, mining concession, title 225123, issued on July 22, 2005, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 4.8206 hectares, recorded under number 183, page 92, volume 351 of the Book of Mining Concessions of the Public Registry of Mining; and

j)                                         “LOS REYES 8”, mining concession, title 226037, issued on November 15, 2005, located in the Municipality of Cosalá, State of Sinaloa, with a surface of 9.0000 hectares, recorded under number 17, page 9, volume 354 of the Book of Mining Concessions of the Public Registry of Mining.

Attached hereto, as Exhibit I, are the originals of the titles of mining concession covering each one of the San Luis Concessions described in subparagraphs a) through j) of this declaration.

4.             That the ASSIGNOR is current in the compliance of the obligation consisting of the filing with the General Direction of Mines of the reports of proof of assessment works carried out within the San Luis Concessions, as it has had the obligation to do so, according to the date of issuance of each one of the titles of mining concession covering said lots. Attached hereto, as Exhibit II are copies of the aforesaid reports of proof of assessment works filed since the date of issuance of each one of the titles of mining concession covering the San Luis Concessions including those filed in the year of 2007.

5.             That in respect of the obligation to pay mining duties (surface taxes) every semester, the ASSIGNOR acknowledges it is in arrears as it is shown in the list attached hereto as Exhibit III, which adds to the amount of $12,267.00 Mex. Cy. (twelve thousand two hundred and sixty seven pesos 00/100 Mex. Cy.), and therefore the ASSIGNOR agrees said total amount of back taxes indicated therein is completely deducted from the purchase price to be paid by the ASSIGNEE for this transfer, in order for the ASSIGNEE to cover said amounts to the Mexican competent authorities, as required.

Notwithstanding that mentioned in the preceding paragraph, the ASSIGNOR further declares it has not received any official communication from the Mexican mining authorities, whereby it has been notified that the mining concessions covering the San Luis Concessions are subject to a cancellation procedure for that particular reason and, therefore, the mining concessions covering the San Luis Concessions continue in full force and effect as of the date hereof.

6.             That the monuments indicating the location of the starting point of each one of the San Luis Concessions, are well preserved and built in the terms of the Mining Law and its Regulations and maintained in the same place previously approved by the mining authorities.

7.             That with respect to the mining activities carried out within the San Luis Concessions as of the date hereof, the ASSIGNOR declares that it is in full compliance with the laws and regulations related to labor, tax and environmental matters; likewise, to the best of the ASSIGNOR’s  knowledge:

(i)            The conditions in respect of the San Luis Concessions and of the activities carried out therein are in full compliance with the applicable environmental laws and regulations, including but not limited to the storage and disposal of waste materials;

(ii)           There are no current orders or requirements related to environmental matters whereby any restoration, work, construction or expenses with respect to the San Luis Concessions and to the operations related thereto have been requested, nor has the ASSIGNOR received any notice related to the foregoing, nor is aware of the existence of any basis under which such orders or requirements could be issued; and

(iii)          The mining concessions covering the San Luis Concessions are not located within a Natural Protected Area or Environmental Reserve whatsoever, whether federal or local, nor has the ASSIGNOR received any communication informing the ASSIGNOR on the possibility of the creation of a reserve of said nature over the area where the San Luis Concessions are located.

The ASSIGNOR also declares that, to the extent required, all of the authorizations needed to carry out works within the San Luis Concessions prior to the date of execution of this Contract were duly and timely obtained, including the authorization from the owners or holders of the surface lands where the San Luis Concessions are located; therefore, as of the date of execution of this document, no environmental contingency, nor of any other nature exists, which may hinder the validity of said mining concessions or that may involve or affect the ASSIGNEE in any manner.

8.             That except for that stated in the following declaration, in relation to a royalty agreed in favor of Corporación Turística Sanluis, S.A. de C.V., all the rights deriving from the mining concessions covering the San Luis Concessions are free of any liens, encumbrances, burdens, claims, royalties, lawsuits and limitations of domain of any nature, and that to the date of execution of this document, the ASSIGNOR has not entered into any contract still in effect, nor will enter into any contract, nor it has performed, nor will perform, any act with respect to the San Luis Concessions, which could encumber, burden or limit, in any manner whatsoever, the rights that it has over the abovementioned mining concessions; therefore, the ASSIGNOR guaranties the existence, validity and availability of the rights referred to herein, stating that it has clear and clean title to the concessions covering the San Luis Concessions.

9.             That pursuant to an agreement dated June 19, 2002 among Corporación Turística Sanluis, S.A. de C.V., Luismin, S.A. de C.V. and Minas de San Luis, S.A. de C.V. (since assigned to the ASSIGNOR by virtue of the spin-off of Minas de San Luis, S.A. de C.V.), the parties agreed that the San Luis Concessions (except for “LOS REYES SEIS”, title 225122 and “LOS REYES SIETE”, title 225123) are subject only to a 3% (three percent) net smelter return royalty (the “Underlying Royalty”) payable to Corporación Turística Sanluis, S.A. de C.V. and, therefore, in view of the transfer contemplated herein the ASSIGNEE should subrogate itself in the obligation to pay said Underlying Royalty to Corporación Turística Sanluis, S.A. de C.V., and to any other obligation mentioned in the same Agreement, releasing the ASSIGNOR hereby and compelling itself to be liable and responsible for any complaint regarding the aforementioned.

10.          That the execution of this Contract by the ASSIGNOR does not constitute a breach of any obligation among its shareholders nor of any obligations between the ASSIGNOR and any third party, either contractual or legal, therefore, the ASSIGNOR may freely dispose of the rights deriving from the mining concessions covering the San Luis Concessions and transfer the same to the ASSIGNEE.

11.          That this Agreement arises from several agreements entered into in order to carry-out the assignment mentioned in this Agreement, that is to say, that this Agreement together with the foregoing and subsequent agreements shall form globally the assignment resolutions agreed among the parties, among Goldcorp/Luismin and Vista Gold, and among any of their subsidiaries or related companies.

12.          That based on all the foregoing, the ASSIGNOR hereby wishes to enter into this Contract in order to transfer to the ASSIGNEE all of the rights deriving from the mining concessions covering the San Luis Concessions, in the terms and conditions set forth herein.

II.            The ASSIGNEE hereby declares through its representative:

1.             That it is a Mexican mining company incorporated and existing in accordance with the laws of the United Mexican States, as it is evidenced in the public instrument number 96,009, dated August 21, 1984, granted before Mr. Fausto Rico Alvarez, Notary Public number 6 for the Federal District and duly recorded with the Public Registry of Commerce of said City under folio number 72662, registered with the Federal Taxpayer’s Registry under code MPA-840821-2Z0 and also recorded at the Public Registry of Mining, under number 231, at page 179 of volume XXVI of the Book of Mining Companies and that, according to its corporate purpose, it has the legal capacity to hold mining concessions as well as to enter into contracts which subject matter are rights deriving from said concessions.

2.             That the representative of the ASSIGNEE has enough authority to act in the name and on behalf of its principal, obligating the latter under the terms and conditions of this Contract, as it is evidenced in the public instrument number             , dated               ,         , granted before Mr.                                         , Notary Public number        for the Federal District; which authority, as of the date of execution of this document, has not been revoked, limited nor modified in any manner whatsoever.

3.             That the ASSIGNEE is the only holder of the rights deriving from the mining concessions covering the mining lots named: “LA VICTORIA”, title 210803; “PROLONGACIÓN DEL RECUERDO”, title 210497; “PROLONGACIÓN DEL RECUERDO DOS”, title 209397; “ARCELIA ISABEL”, title 193499; and, “DOLORES”, title 180909 (hereinafter jointly identified as the “Gaitán Concessions”), and the ASSIGNEE is in the process of acquiring from a third party all of the rights deriving from the mining concessions covering the following lots:  “NORMA”, title 177858; “SAN MANUEL”, title 188187; “EL PADRE SANTO”, title 196148; “SANTO NIÑO”, title 211513; “EL FAISAN”, title 211471; “PATRICIA”, title 212775; “MARTHA I”, title 213234; “SAN PEDRO”, title 212753; “SAN PABLO”, title 212752; “NUEVA ESPERANZA”, title 184912; and, “SAN MIGUEL”,  title 185761(hereinafter jointly identified as the “San Miguel Group Concessions”), with respect which the ASSIGNEE wishes to grant to the ASSIGNOR a right to receive a royalty in the terms and conditions set forth herein.

4.             That the ASSIGNEE wishes to enter into this Contract, in order to acquire from the ASSIGNOR all of the rights deriving from the San Luis Concessions, under the terms and conditions set forth in this document.

5.             That the ASSIGNEE adopts in which it corresponds, the content of statements 4, 5, 6, 10 and 11 of the foregoing section I.

Given the foregoing declarations, the parties agree on the following:

C L A U S E S

FIRST.                         Purpose.                The ASSIGNOR hereby transfers to the ASSIGNEE all of the rights deriving from the mining concessions covering the San Luis Concessions, which identification data are specified in subparagraphs a) through j) of statement I.3 of this Contract, in the understanding that this transfer of rights to the ASSIGNEE is being effected without any reserve or limitation of any nature whatsoever and free and clear of any liens, encumbrances, burdens, claims, lawsuits, mortgages, attachments or ownership limitations of any nature whatsoever, including but not limited to third party rights of any kind, debts (except for the outstanding mining duties described in declaration I.5 of this document), restrictions either contractual or legal, royalties (except for the Underlying Royalty described in declaration I.9) and contingencies or liabilities not disclosed or revealed by the ASSIGNOR to the ASSIGNEE.

This Assignment of Rights is valid and effective in the terms of this Contract and pursuant to that set forth in the Mining Law, its Regulations and any other applicable legal provisions.

SECOND.              Consideration.                                         The consideration that the parties have agreed for the assignment of rights subject matter of this Contract, and which the ASSIGNEE shall pay to the ASSIGNOR is as follows:

a)             A royalty equivalent to 1% (one percent) of the net smelter returns (“NSR”) to be obtained from gold, silver and other minerals produced and sold from the San Luis Concessions and from the San Miguel Group Concessions; and,

b)            A royalty equivalent to 2% (two percent) or 3% (three percent) of the NSR to be obtained from gold, silver and other minerals produced and sold from the Gaitán Concessions, depending on the gold price (the (spot) market prices of gold during the relevant time period, as announced by the London Bullion Houses (Second Fixing)) according to the following schedule:

Gold Price: US$/oz	Percent (%) NSR payable to ASSIGNOR
$499.99 or less	2.00%
$500.00 and above	3.00%

The abovementioned NSR Royalty shall be calculated, paid and received pursuant to other terms and conditions set forth in the document attached hereto as Exhibit IV.

THIRD.      Subrogation in respect of the Underlying Royalty.   The ASSIGNEE hereby subrogates itself in the obligation of paying the Underlying Royalty described in declaration I.9  of this Contract to Corporación Turística Sanluis, S.A. de C.V., consisting of a 3% (three percent) NSR to be obtained from gold, silver and other minerals produced and sold from the San Luis Concessions (except for the lots “LOS REYES SEIS”, title 225122 and “LOS REYES SIETE”, title 225123 with respect to which said Underlying Royalty shall not apply); being understood that this Underlying Royalty shall also be calculated, paid and received pursuant to the terms and conditions set forth in the document attached hereto as Exhibit IV.

FOURTH.              Other Obligations.              The ASSIGNEE shall be responsible for complying with each and all obligations, contingencies or requirements deriving from the activities to be carried out within the San Luis Concessions as from the date of execution and ratification of this Contract before a Notary Public by both parties, which include -among others- the obligation to pay the outstanding mining duties determined on the San Luis Concessions.

The ASSIGNOR shall be responsible for complying with each and all obligations, claims, complaints, contingencies or requirements that may derive from any acts or activities performed in respect of the San Luis Concessions prior to the execution and ratification of this Contract before a Notary.

FIFTH.                          Expenses, Fees and Taxes. Each party shall be responsible of complying with the tax obligations corresponding to each one of them, in accordance with that set forth in the applicable legal provisions.

Each party shall also be responsible for payment of their own expenses, including legal and accounting fees, in connection with the execution of this Contract; the above, except for the notarial fees deriving from the ratification of this Contract before a Notary Public and the duties for the filing of this Contract before the Public Registry of Mining, which shall be borne by the ASSIGNEE.

SIXTH          Formalities.          The parties agree hereby to ratify before a Mexican Notary Public the content and signatures of this Contract and, for the purposes of that mentioned in the first paragraph of article 23 of the Mining Law, and the ASSIGNEE expressly obligates itself to request the registration of this Contract in the Public Registry of Mining, pursuant to that set forth in the Mining Law and its Regulations.

SEVENTH.            Domiciles.             All the notices to be made among the parties pursuant to this Contract shall be in writing, delivered at their domiciles and, for such purpose, the parties designate the following domiciles:

THE ASSIGNOR:	THE ASSIGNEE:
Desarrollos Mineros San Luis, S.A de C.V.	Minera Paredones Amarillos, S.A. de C.V.
Pino Suárez 308 Ote.	Sonora No 760
Col. Centro	Col. Pueblo Nuevo
34000, Durango, Dgo.	23060 La Paz, B.C.S.
Att’n: Mr.	Att’n: Mr. Gonzalo Zavala

Any change of domicile or of representative shall be notified in writing, delivered in an authentic manner. Notwithstanding the foregoing, should any party not notify the other of any change of domicile, it shall be understood that all notices delivered at the last domicile designated shall be valid for all legal purposes.

EIGHTH.                Warranty of Title.               Pursuant to that set forth in the Mexican laws, the ASSIGNOR shall indemnify the ASSIGNEE for any and all damages it may suffer in the event the ASSIGNEE is totally or partially dispossessed by due process of law, of the rights on the

San Luis Concessions hereby transferred to the ASSIGNEE, in the event that the abovementioned dispossession arises from an omission of that mentioned in this Agreement or from a misrepresentation of the ASSIGNOR that would have induced the ASSIGNOR to a mistake or error.

NINTH.                      Absence of Injury.               Notwithstanding the legal nature of this Contract, the parties expressly declare that no injury derives from the covenants contained in this document and, even in case it might exist, they expressly waive the right to request the relative nullity referred to in articles 2228 and 2239 of the Civil Code for the Federal District, and the correlative articles of the Federal Civil Code and the correlative articles of the Civil Codes of all of the States of the United Mexican States.

TENTH.                 Applicable Laws and Jurisdiction.   This Contract which is entered into in terms of that provided in the last paragraph of article 23 of the Mining Law and article 78 of the Commerce Code, is of a mercantile nature; therefore, for all that is not expressly agreed herein and for the interpretation of and compliance with, this Contract, the Mining Law, its Regulations and the Commerce Code shall apply, and for all that is not provided in the abovementioned laws the Federal Civil Code shall apply, as suppletory law.

All disputes arising out, deriving from or in connection with, this Contract, shall be finally and definitively settled in arbitration, under the Rules of Arbitration of the International Chamber of Commerce (ICC), by one or three arbitrators appointed in accordance with the said Rules.

The laws applicable to the subject matter will be those mentioned in the first paragraph of this clause and any other legal provisions resulting applicable in the United Mexican States.

The place of arbitration will be México City, Federal District, and the language to carry out the arbitration procedure will be Spanish; however, the parties may enter or file before the arbitrator(s) documents either in English or Spanish, as they were originally drafted and exchanged between them, therefore, the arbitrator or arbitrators should have broad knowledge of both languages. The award to be issued by the sole arbitrator or by the arbitral court will be definitive; therefore, the parties expressly waive the right to file any subsequent recourse or remedy against said award.

ELEVENTH.          Official Version.    Given that this Contract will have legal effects in the United Mexican States, the parties agree that if English and Spanish versions of this Contract are prepared only for the benefit of the parties, the final version of this Contract executed in Spanish and ratified before a Mexican Notary Public shall prevail for all legal purposes.

Having read this document, the parties ratify same in its entirety and sign it on                         , 2007, in the City of                         ,                             .

THE ASSIGNOR	THE ASSIGNEE
DESARROLLOS MINEROS SAN LUIS,	MINERA PAREDONES AMARILLOS,
S.A. DE C.V.	S.A. DE C.V.

Name:	Name:
Position:	Position:

SCHEDULE “G”

TERMINATION AND PURCHASE AGREEMENT

                                THIS AGREEMENT made as of the 21st day of December, 2007

AMONG:                               GOLDCORP INC., a body corporate incorporated under the laws of the Province of Ontario, Canada and having an office at Suite 3400 - 666 Burrard Street, Vancouver, British Columbia, Canada, V6C 2X8 (“Goldcorp”), LUISMIN, S.A. de C.V., a body corporate incorporated under the laws of the United Mexican States and having an office at Pino Suarez 308 OTE, Col. Centro, C.P. 34000, Durango, Dgo., Mexico (“Luismin”), and DESARROLLOS MINEROS SAN LUIS, S.A. DE C.V., a body corporate incorporated under the laws of the United Mexican States and having an office at Pino Suarez 308 OTE, Col. Centro, C.P. 34000, Durango, Dgo., Mexico (“DMSL”)

(Goldcorp, Luismin and DMSL are collectively referred to as the “Luismin Group”)

AND:                                      GRANDCRU RESOURCES CORPORATION, a body corporate incorporated under the laws of the Province of British Columbia, Canada and having an office at Suite 1780-400 Burrard Street, Vancouver, British Columbia, Canada, V6C 3A6

(“Grandcru”)

AND:                                      MINERA PAREDONES AMARILLOS, S.A. DE C.V., a body corporate incorporated under the laws of the United Mexican States and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127

(“MPA”)

AND:                                      VISTA GOLD CORP., a body corporate incorporated under the laws of the Yukon Territory, Canada and having an office at Suite 5, 7961 Shaffer Parkway, Littleton, Colorado, U.S.A., 80127

(“Vista” and together with the Luismin Group, Grandcru and MPA, are collectively referred to as the “Parties”)

WHEREAS:

A.            Grandcru and Vista entered into a letter agreement dated December 19, 2007 (the “Purchase Agreement”), pursuant to which, among other things, Grandcru agreed to sell all of its title to and interests in the mining concessions set out in Appendix A attached hereto (collectively, the “San Luis Concessions”), to Vista upon the terms and conditions set forth in the Purchase Agreement;

B.            Wheaton River Minerals Ltd. (subsequently amalgamated and now called Goldcorp Inc.), Luismin and Minas de San Luis, S.A. de C.V. (“Sanluis”) (since assigned to DMSL) entered into an agreement with Grandcru dated October 29, 2004 (the “Option Agreement”) pursuant to which, among other things, Grandcru was granted the right, subject to certain terms and conditions, to acquire all of Sanluis’ rights, title to and interest in the San Luis Concessions; and

C.            In connection with the Purchase Agreement, Grandcru and the Luismin Group wish to terminate the Option Agreement and Vista wishes to purchase, through MPA, its Mexican subsidiary, and DMSL (the registered holder of the San Luis Concessions) wishes to sell to Vista, all of  DMSL’s rights, title to and interest in the San Luis Concessions, all subject to the terms and conditions contained in this Agreement.

                                NOW, THEREFORE in consideration of the mutual covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto covenant and agree as follows.

1.                             Purchase and Sale.  DMSL hereby agrees to sell and Vista hereby agrees to purchase, through MPA, on the Closing Date (as defined in the Purchase Agreement) (the “Effective Date”), all of DMSL’s rights, title to and interest in the San Luis Concessions and all interest in minerals or mineral tenures, or any rights or options to acquire any such interest(s), in consideration for the grant to DMSL of a net smelter return royalty, as described in Appendix D attached hereto, with respect to the production of minerals from the San Luis Concessions set out in Appendix A, the mining concession set out in Appendix B (the “Gaitán Concessions”) and the mining concession set out in Appendix C (the “San Miguel Group Concessions”, together with the San Luis Concessions and the Gaitán Concessions, the “Mining Concessions”).

2.                             Termination of the Option Agreement.  Each of the Parties acknowledge and agree that effective as of the Effective Date, the Option Agreement is terminated, without any further act or formality, and as of such date the Option Agreement is of no further force or effect.

3.                             Representations and Warranties of Vista and MPA.  Vista and MPA each represent and warrant to the Lusimin Group that:

(a)           each of Vista and MPA is a corporation or company duly incorporated, amalgamated or formed, as the case may be, and validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or formation, as the case may be, and is up to date with respect to all of its corporate filings under those laws;

(b)           to the best of their knowledge, information and belief, each of the Gaitán Concessions is, validly issued, is registered in the name of MPA in the Public Registry of Mining of Mexico, is presently in good standing, subject to compliance with applicable laws of Mexico in connection therewith, and no person, other than the Mexican government and MPA, has any interest in the Gaitán Concessions or production therefrom, subject only to a 2% net smelter return royalty payable to Sr. Enrique Gaitan Maumejean pursuant to a Data Purchase Production Payment Grant and Option to Purchase Production Payment Agreement dated August 1, 2003 between Enrique Gaitan Maumejean and Vista, which net smelter royalty return may be acquired by Vista at anytime until July 31, 2053, at Vista’s option, for U.S.$1,000,000; and

(c)           each of Vista and MPA has the full right and authority to enter into this Agreement,

4.                             Representations and Warranties of DMSL.  DMSL represents and warrants to Vista and to MPA that:

(a)                                 on July 26, 2005, Sanluis transferred to DMSL all of its rights, title to and interest in, the San Luis Concessions, as is evidenced in public instruments 73,193 and 73,194 granted on such date and duly recorded in the Public Registry of Mining of Mexico;

(b)           DMSL holds 100% of the rights, title to and interest in the San Luis Concessions, subject only to a 3% net smelter return royalty on all of the San Luis Concessions, except the Los Reyes Seis and Los Reyes Siete concessions, payable to Sanluis Corporación (successor by merger to Corporación Turística Sanluis, S.A. de C.V.) (the “Royalty Holder”) pursuant to an agreement dated June 19, 2002 among the Royalty Holder, DMSL and Luismin (the “Underlying Royalty”);

(c)           to the best of DMSL’s knowledge, information and belief, each of the mining concessions comprised in the San Luis Concessions and set forth in Appendix A attached hereto is, validly issued, is registered in the name of DMSL in the Public Registry of Mining of Mexico, is presently in good standing, subject to compliance with applicable laws of Mexico in connection therewith, and no person, other than the Mexican government, the Royalty Holder, Grandcru (pursuant to the Option Agreement) and DMSL, has any interest in the San Luis Concessions or production therefrom;

(d)           there is no buyout with respect to the Underlying Royalty and the Underlying Royalty does not extend to, and will not apply in respect of, any portion of the Mining Concessions other the San Luis Concessions, except the Los Reyes Seis and Los Reyes Siete concessions (and subsequent tenures in respect thereof);

(e)           to the best of DMSL’s knowledge, information and belief, without making any other inquiries or otherwise undertaking any investigation, all operations by or on behalf of Sanluis and DMSL on the San Luis Concessions have been in compliance with all applicable mining, labour, environmental and taxation laws; and

(f)            DMSL has the full right and authority to transfer to Vista through its Mexican subsidiary, MPA, a 100% rights, title to and interest in the San Luis Concessions in accordance with the provisions contained herein.

5.                             Representations and Warranties of the Luismin Group.  Goldcorp, Luismin and DMSL each represent and warrant to Vista and MPA that:

(a)           each of Goldcorp, Luismin and DMSL is a corporation or company duly incorporated, amalgamated or formed, as the case may be, and validly subsisting under the laws of its jurisdiction of incorporation, amalgamation or formation, as the case may be, and is up to date with respect to all of its corporate filings under those laws; and

(b)           each of Goldcorp, Luismin and DMSL has the full right and authority to enter into this Agreement.

6.                              Costs and Fees.  Each Party shall be responsible for payment of its own expenses, including legal and accounting fees, in connection with the execution of this Agreement and the transactions contemplated hereby, whether or not such transactions are completed.

7.                              Disputes.  Any dispute, whether based on contract, tort, statute, or any other legal or equitable theory, arising out of or relating to:

(a)           this Agreement or the relationships which result from this Agreement;

(b)           the breach, termination or validity of this Agreement; and

(c)           any issue related to this Agreement or its scope, including the scope and validity of this paragraph (a “Dispute”) shall be resolved as follows:

(i)            the Parties shall endeavour for a period of two weeks to resolve the Dispute by negotiation, which period may be extended by agreement of the Parties;

(ii)           if negotiations are unsuccessful, the Parties shall, at the request of either party, attempt to mediate the Dispute before a mutually acceptable mediator, which mediation shall be completed within three weeks of the request for mediation unless the Parties extend the period in writing;

(iii)          if the Dispute is not settled by mediation, the Dispute shall be submitted to binding arbitration in accordance with the Commercial Arbitration Act, 1996 (British Columbia), as amended and the Parties agree as follows:

(A)          the arbitration shall be conducted by a single arbitrator appointed as provided in the Commercial Arbitration Act, 1996 (British Columbia), as amended, and such arbitrator shall be experienced in the subject matter of the Dispute;

(B)           the arbitration shall be conducted in Vancouver, British Columbia at a location to be selected by the arbitrator;

(C)           the arbitrator may provide for such discovery or disclosure of positions, experts, evidence as the arbitrator deems to be prudent and efficient to the arbitration process;

(D)          the arbitrator shall issue a written ruling on the Dispute within six months after the submission of the Dispute to arbitration and the prevailing Party shall be entitled to an award of costs and attorneys’ fees unless the arbitrator determines that each Party should bear its own costs and share the common costs or arbitration; and

(E)           the arbitrator’s decision, including any judgment upon the award rendered by the arbitrator shall be final and binding on the Parties and not subject to appeal or review and may be entered by any court having jurisdiction thereof.

8.                             Further Assurances.  Each of the Parties shall at all times hereafter execute and deliver, at the request of another Party, all such further documents and instruments and shall do and perform all such further acts as may be reasonably required by that other Party to give full effect to the intent and meaning of this Agreement.

9.                             Binding Effect and Third Party Beneficiaries.  This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns only and shall not be construed to created third party beneficiary rights in any other party or in any governmental organization or agency.

10.                           Time of Essence:  Time shall be of the essence of this Agreement.

11.                           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Province of British Columbia and the federal laws of Canada applicable therein.

12.                           Integration.  This Agreement contains the entire understanding of the Parties and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.  There are no promises, commitments, obligations, duties or rights of the Parties except as set forth in this Agreement.

13.                           Counterparts.  This Agreement may be executed by the parties and transmitted by facsimile or other electronic means, and if so executed and transmitted, this Agreement will be for all purposes as effective as if the parties had delivered an executed original Agreement.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same document.

IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

GOLDCORP INC.

LUISMIN S.A. DE C.V.

By:		By:
	Name: Anna Tudela		Salvador Garcia
	Title: Corporate Secretary		President

GOLDCORP INC.

By:
Name: David Deisley
Title: Vice President and General Counsel

DESARROLLOS MINEROS SAN LUIS, S.A. DE C.V.

GRANDCRU RESOURCES CORPORATION

By:		By:
	Salvador Garcia, President		Brian Leeners, Chief Financial Officer

MINERA PAREDONES AMARILLOS, S.A. DE C.V.		VISTA GOLD CORP.

By:		By:
	Howard Harlan, Legal Representative		Howard Harlan, Vice President, Business Development

APPENDIX A
TO THE TERMINATION AND PURCHASE AGREEMENT

SAN LUIS CONCESSIONS

Claim Name	Title Number	Surface Area

Los Reyes 8	226037	9.0000 hectares
Los Reyes Fracción Oeste	210703	476.9373 hectares
Los Reyes Fracción Norte	212757	1,334.4710 hectares
Los Reyes Fracción Sur	212758	598.0985 hectares
Los Reyes Dos	214131	17.3662 hectares
Los Reyes Tres	214302	197.0000 hectares
Los Reyes Cinco	216632	319.9852 hectares
Los Reyes Cuatro	217757	11.1640 hectares
Los Reyes Seis*	225122	427.6609 hectares
Los Reyes Siete*	225123	4.8206 hectares

Note: * These concessions are not subject to the Underlying Royalty.

APPENDIX B
TO THE TERMINATION AND PURCHASE AGREEMENT

GAITÁN CONCESSIONS

Claim Name	Title Number	Surface Area

La Victoria	210803	199.8708 hectares
Prolongación del Recuerdo	210497	91.5951 hectares
Prolongación del Recuerdo Dos	209397	26.6798 hectares
Arcelia Isabel	193499	60.3723 hectares
Dolores	180909	222.0385 hectares

APPENDIX C
TO THE TERMINATION AND PURCHASE AGREEMENT

SAN MIGUEL GROUP CONCESSIONS

Claim Name	Title Number	Surface Area

Norma	177858	150.0000 hectares
San Manuel	188187	55.7681 hectares
El Padre Santo	196148	50.0000 hectares
Santo Niño	211513	44.0549 hectares
El Faisan	211471	2.6113 hectares
Patricia	212775	26.2182 hectares
Martha I	213234	46.6801 hectares
San Pedro	212753	9.0000 hectares
San Pablo	212752	11.1980 hectares
Nueva Esperanza	184912	33.0000 hectares
San Miguel	185761	11.7455 hectares

APPENDIX D
TO THE TERMINATION AND PURCHASE AGREEMENT

NET SMELTER RETURN ROYALTY

1.              Net Smelter Return Royalty

(a)            MPA shall pay DMSL a quarterly production royalty equivalent to the following:

1.00 % of the net smelter returns (“NSR”) from gold, silver and other minerals produced and sold from the Mining Concessions described in Appendices A and C attached to the Termination and Purchase Agreement, being the San Luis Concessions and the San Miguel Group Concessions.

2.00 % or 3.00 % of the NSR from gold, silver and other minerals produced and sold from the Mining Concessions described on Appendix C attached hereto, being the Gaitán Concessions, depending upon the average spot market gold price, as announced by the London Bullion Houses (Second Fixing), during the relevant calendar quarter according to the following schedule:

Gold Price: US$ /oz	% NSR payable to DMSL
$499.99 or less	2.00%
$500.00 and above	3.00%

For the purposes of the NSR set out herein, NSR shall be determined by multiplying (A) the gross number of troy ounces of gold and silver contained in production (and for minerals other than gold and silver, the gross amount of the particular mineral contained in production) from the applicable Mining Concessions and delivered to the smelter, refiner, processor, purchaser or other recipient of such production during the calendar quarter (B) by the sales price for such gross amount determined in accordance with subsections (b), (c) and (e) below, less, but only to the extent actually incurred and borne by the entity operating the mine or mines on the Mining Concessions (the “Operator”):

(i)             all actual charges and costs, including insurance, for transportation of gold, silver or other minerals from the Operator’s processing facilities at or near the Mining Concessions to the place of sale, whether transported by the Operator or a third party;

(ii)            all actual charges, costs, deductions, and penalties for treatment, smelting and refining the gold, silver or other minerals (including any umpire charges) after said gold, silver or other minerals leave the Operator’s processing facility at or near the Mining Concessions.  For example, if the Operator produces a gold and/or silver concentrate at its processing facility, it shall be entitled to deduct all charges, costs, deductions, and penalties incurred by it in smelting and refining that concentrate into a final product for sale.  If the Operator produces a gold and/or silver dore at its processing facility, which requires further refining, it shall be entitled to deduct all charges, costs, deductions, and penalties incurred by it in such further refining or processing.  If gold, silver or other minerals are transported, processed, treated, smelted or refined by the Operator or an affiliate of the Operator, the terms of charges, costs, penalties and deductions thereof used for calculating the NSR shall be no less favorable than those which would be extended to a non-affiliate party in an arms-length transaction for transportation, treatment, smelting, or refining of a like quantity and quality of such gold, silver or other minerals; and

(iii)           severance, production, ad valorem, sales, net proceeds of mine and any other similar taxes or fees on the production of gold, silver or other minerals from the Mining Concessions.

(b)           In respect of the sale of gold from the Mining Concessions, the sales price for any calendar quarter shall be calculated using the average of the (spot) market prices of gold during such calendar quarter, as announced by the London Bullion Houses (Second Fixing).

(c)            In respect of the sale of silver from the Mining Concessions, the sales price for any calendar quarter shall be calculated using the average of the (spot) market prices of silver during such calendar quarter, as announced by the Hardy & Harmon Noon Silver Quotation.

(d)            In the event the Operator does not sell the gold or silver produced from the Mining Concessions during a quarter of production, a “sale” for the purposes of calculating production payments shall be deemed to have occurred on the day the Operator receives a settlement statement from the refiner, setting forth the number of troy ounces of gold and/or silver transferred to the account of the Operator, or an affiliate or agent of the Operator.

(e)            In respect of the sale of minerals other than gold and silver from the Mining Concessions, the sales price for any calendar quarter shall be equal to the amount of the proceeds actually received by the Operator during the calendar quarter from the sale of such minerals divided by the total number of units of such minerals sold during the calendar quarter.

(f)             If any gold, silver or other minerals from the Mining Concessions are sold for processing or treatment to a mill, smelter, or other processing facility owned or controlled by the Operator (or any subsidiary or affiliate of the Operator) or taken in kind by the Operator, then the sums paid to the Operator shall be deemed to be no less than the sums the Operator would have received if the sale had been to an independent mill, smelter, or processing facility reasonably available to the Operator at the time of delivery.

(g)            The parties agree that the Operator and MPA (or Vista) shall have no obligation to account to DMSL for, and DMSL shall have no interest or right of participation in, any profits or proceeds of future contracts, forward sales, hedging or any other similar marketing mechanisms employed by the Operator or MPA (or Vista) or their affiliates, with respect to any gold, silver or other minerals produced from the Mining Concessions.

(h)            The Operator shall have the right to commingle the gold, silver or other minerals produced from the Mining Concessions with similar ore or minerals from other properties owned, leased, or controlled by the Operator; provided, however, that before commingling the Operator shall calculate from representative samples the average grade of the gold, silver or other minerals from the Mining Concessions and shall either weigh or volumetrically calculate the number of tons of ore from the Mining Concessions to be commingled.  As upgraded products (such as dore or concentrates) are produced from the commingled gold, silver or other minerals, the Operator shall calculate from representative samples the average percent recovery of such upgraded products produced from the commingled gold, silver or other minerals.  In obtaining representative samples and calculating the average grade of commingled ores and average percentage of recovery, the Operator may use any procedures generally acceptable in the mining and metallurgical industry that the Operator believes to be accurate and cost effective for the type of mining and processing activity being conducted.  In addition, comparable procedures may be used by the Operator to apportion among the commingled gold, silver or other minerals any penalty charges imposed by the refiner on commingled gold, silver or other minerals or concentrates.  The records relating to commingled gold, silver or other minerals shall be available for inspection by DMSL, at DMSL’s sole expense, at all reasonable times.

(i)             All NSR payments owing to DMSL shall be paid by check or wire transfer in US Dollars or its equivalent in Mexican currency.  DMSL shall be paid NSR payments quarterly, on or before the 30th day of the month following each calendar quarter that the Operator receives proceeds from the sale of gold, silver or other minerals produced from the Mining Concessions.  All NSR payments shall be made to the bank account or address that DMSL specifies in writing to MPA.  DMSL may designate a different account or receiving address to MPA by notice in writing.  In the event of any future division of ownership interest in the NSR payments, payment to a single address or account shall constitute full satisfaction of MPA’s (or Vista’s) obligation to pay NSR payments, and MPA (or Vista) shall be relieved from any responsibility and liability for the future division of disbursements as among more than one payee of the NSR payments.

(j)             The Operator shall keep accurate records of gold, silver or other minerals derived and sold from the Mining Concessions and of calculations relative to NSR payments and commingled ore from the Mining Concessions.  NSR payments and adjustments shall be accompanied by a statement of NSR payment calculations, deductions, and adjustments.  Within 180 days following the end of each calendar year, MPA (or Vista) shall furnish DMSL with an audited year-end statement showing the amount of NSR payments paid to DMSL during the year.  All year-end statements shall be conclusively presumed true and correct two years from the date furnished to DMSL, unless within said period DMSL takes written exception.  Upon 30 days prior written notice, DMSL shall be entitled to an annual independent audit of the matters covered by the statement, during normal business hours and at DMSL’s expense, provided it selects for the audit an international accounting firm of recognized standing, at least one of whose members is a member of the American Institute of Certified Public Accountants.

2.             Disputes

All Disputes pertaining to the NSR, including but not limited to the calculation or payment of the NSR, the commingling of ore or the procedures used by the Operator to obtain representative samples and calculate the average grade of commingled ores and average percentage of recovery, and the accounting for the NSR under this Appendix D, shall be resolved as provided in the Termination and Purchase Agreement to which this Appendix is appended.